US$325,000,000 (or equivalent)

MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT

dated    2005

for

ENERGIZER ASIA INVESTMENTS PTE. LTD.
ENERGIZER SINGAPORE PTE. LTD.
SONCA PRODUCTS LTD.
and
SCHICK ASIA LIMITED

arranged by
CITIGROUP GLOBAL MARKETS SINGAPORE PTE. LTD.

and

STANDARD CHARTERED BANK

with

CITICORP INVESTMENT BANK (SINGAPORE) LIMITED
acting as Agent

CONTENTS
CLAUSE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation
SECTION 2
THE FACILITy
2.	The Facility
3.	Purpose
4.	Conditions of Utilisation
SECTION 3
UTILISATION
5.	Utilisation
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment
7.	Prepayment and cancellation
SECTION 5
COSTS OF UTILISATION
8.	Interest
9.	Interest Periods
10.	Changes to the calculation of interest
11.	Fees
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross up and indemnities
13.	Increased costs
14.	Other indemnities
15.	Mitigation by the Lenders
16.	Costs and expenses
SECTION 7
GUARANTEE
17.	Guarantee and indemnity
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	Representations
19.	Information undertakings
20.	Financial covenants
21.	General undertakings
22.	Negative Undertakings
23.	Events of Default
SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders
25.	Changes to the Obligors
SECTION 10
THE FINANCE PARTIES
26.	Role of the Agent and the Arranger
27.	Conduct of business by the Finance Parties
28.	Sharing among the Finance Parties
SECTION 11
ADMINISTRATION
29.	Payment mechanics
30.	Set-off
31.	Disclosure of information
32.	Notices
33.	Calculations and certificates
34.	Partial invalidity
35.	Remedies and waivers
36.	Amendments and waivers
37.	Counterparts
SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	Governing law
39.	Enforcement

THE SCHEDULES
SCHEDULE                                                                                             PAGE

SCHEDULE 1 The Original Lenders
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Utilisation Request
SCHEDULE 4 Form of Transfer Certificate
SCHEDULE 5 Form of Compliance Certificate
SCHEDULE 6 Existing Security, Contingent Obligations and Investments
SCHEDULE 7 Timetables
SCHEDULE 8 Litigation
SCHEDULE 9 Subsidiaries
SCHEDULE 10 Standing Payment Instructions

THIS AGREEMENT is dated 2005 and made between:

(1)
ENERGIZER ASIA INVESTMENTS PTE. LTD., a company incorporated in Singapore under registration number 200302032C, ENERGIZER SINGAPORE PTE. LTD., a company incorporated in Singapore under registration number 194600106W, SONCA PRODUCTS LTD., a company incorporated in Hong Kong under registration number 167972 and SCHICK ASIA LIMITED, a company incorporated in Hong Kong under registration number 629014 as borrowers (together the "Borrowers" and each a "Borrower");

(2)	ENERGIZER HOLDINGS, INC., a company incorporated in Missouri with charter number 00474545 as guarantor (the "Guarantor");

(3)	CITIGROUP GLOBAL MARKETS SINGAPORE PTE. LTD. and STANDARD CHARTERED BANK (whether acting individually or together the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders"); and

(5)	CITICORP INVESTMENT BANK (SINGAPORE) LIMITED as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Guarantor or any of its Subsidiaries:

(i)	acquires any business as a going concern or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise; or

(ii)
directly or indirectly acquires (whether in one transaction or as or after the most recent transaction in a series of transactions) at least a majority (in number of votes) of the shares and/or securities of a corporation which have ordinary voting power for the election of directors or similar body (other than securities having such power only by reason of the happening of a contingency which contingency has not occurred) or a majority (by percentage of voting power) of the outstanding equity interests of another person.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any Holding Company of that person or any other person directly or indirectly controlling, controlled by or under control with such first-mentioned person.

"Agent's Spot Rate of Exchange" means the spot rate of exchange for the purchase of the relevant currency with US Dollars in the Singapore foreign exchange market at or about 11:00 a.m. on a particular day displayed on page "ASAP" of the Reuters screen (or, (i) if more than one such rate is so displayed, the average of such rates; or (ii) if such rate is not so displayed or such page or screen ceases to be available, as determined by the Agent, acting reasonably).

"Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States from time to time or, in the case of the calculation of financial ratios and other financial tests required by this Agreement, except as provided in Clause 19.3 (Requirements as to financial statements), as of the date of this Agreement, in all cases, applied in a manner consistent with that used in preparing the Original Financial Statements.

"Approved Fund" means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and/or

(b)
in relation to anything which will be fully or partly prohibited by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date which is one Month prior to the Termination Date.

"Available Commitment" means, in relation to a Lender and save as otherwise provided in this Agreement, the Lender's Commitment minus:

(a)	the amount of its participation in any and all outstanding Loans that have been made; and

(b)
in relation to any proposed Utilisation, the amount of its participation in any Loans (other than the Loan the subject of such proposed Utilisation) that are due to be made on or before the proposed Utilisation Date, other than (in relation to any proposed Utilisation) that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date. The Available Commitment of a Lender at any time shall be calculated in US$, and in making such calculations any amount (including without limitation the amount of any S$ Loan or any part thereof) that is denominated in S$ shall be converted into US$ at the Agent's Spot Rate of Exchange as at such time.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which an Obligor or an ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

"Board of Governors" means the Board of Governors of the Federal Reserve System of the US (or any successor).

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt or recovery of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received or recovered been paid on the last day of that Interest Period exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum so received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore and Hong Kong and, in relation to any date for payment or purchase of US Dollars, New York City.

"Capital Stock" means:

(i)	in the case of a corporation, shares or capital stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership, partnership interests (whether general or limited); and

(iv)
any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the person issuing such interest or participation.

"Capitalised Lease" of a person means any lease of an asset by such person as lessee which would be capitalised on a balance sheet of such person prepared in accordance with Agreement Accounting Principles.

"Capitalised Lease Obligations" of a person means the amount of the obligations of such person under Capitalised Leases which would be capitalised on a balance sheet of such person prepared in accordance with Agreement Accounting Principles.

"Cash Equivalents" means:

(a)	marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government;

(b)
domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organised under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days);

(c)
shares of money market, mutual or similar funds having assets in excess of US$100,000,000 and at least 95% of the investments of which are limited to investment grade securities (being securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group); and

(d)
commercial paper of United States and foreign banks and bank holding companies and their Subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition by any member of the Group, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Service, Inc.;

provided that the maturities of such Cash Equivalents described in the foregoing paragraphs (a), (b), (c) and (d) shall not exceed 365 days;

(e)
repurchase obligations of any commercial bank organised under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government;

(f)
securities with maturities of one year or less (from the date of acquisition by any member of the Group) issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by Standard & Poor's Ratings Group or at least Baa by Moody's Investors Service, Inc.;

(g)
securities with maturities of one year or less (from the date of acquisition by any member of the Group) backed by standby letters of credit issued by any commercial bank organised under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer Rating, which foreign bank shall be an institution acceptable to the Agent), or its branches; or

(h)	shares of money market mutual or similar funds at least 95% of the assets of which are invested in the types of investments satisfying the requirements of paragraphs (a) to (g) of this definition.

"Change of Control" means an event or series of events by which:

(a)
any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the US Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding Capital Stock of the Guarantor that is entitled to vote generally in the election of the directors of the Guarantor;

(b)	during any period of 12 consecutive calendar months, the board of directors of the Guarantor shall cease to have as a majority of its members individuals who either:

(i)	were directors of the Guarantor on the first day of such period; or

(ii)
were elected or nominated for election to the board of directors of the Guarantor at the recommendation of or other approval by at least majority of the directors of the Guarantor then still in office at the time of such election or nomination who were directors of the Guarantor on the first day of such period, or whose election or nomination for election was so approved; or

(c)
The Guarantor consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any person, or any corporation consolidates with or merges into the Guarantor, in either event pursuant to a transaction in which the outstanding Capital Stock of the Guarantor is reclassified or changed into or exchanged for cash, securities or other property.

"Commitment" means:

(a)
in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; or

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Companies Act" means the Companies Act (Chapter 50) of the Republic of Singapore.

“Companies Ordinance” means the Companies Ordinance (Chapter 32) of the Laws of Hong Kong.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Consolidated Assets" means the total assets of the Guarantor and its Subsidiaries on a consolidated basis.

"Consolidated Domestic Assets" means (without double counting) the total assets of the Guarantor and each of its consolidated Subsidiaries that is incorporated under the laws of any jurisdiction in the United States (other than SPVs).

"Consolidated Net Worth" means, as of any date, all amounts (without double counting) which would be included under shareholders' equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

"Consolidated Total Capitalisation" means, as of any date, the sum of (without double counting) (i) Indebtedness of the Guarantor and its consolidated Subsidiaries and (ii) Consolidated Net Worth, all determined in accordance with Agreement Accounting Principles.

"Contingent Obligation", as applied to any person, means any Contractual Obligation, contingent or otherwise, of that person with respect to any Indebtedness or other obligation or liability of another person, including, without limitation, any such Indebtedness, obligation or liability of another person directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that first-mentioned person, or in respect of which that first-mentioned person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation of any person in respect of any Indebtedness, obligation or liability of another person shall be equal to the present value of the portion of such Indebtedness, obligation or liability so guaranteed or otherwise supported (in the case of known recurring obligations) and the maximum reasonably anticipated liability in respect of the portion of such Indebtedness, obligation or liability so guaranteed or otherwise supported assuming such first-mentioned person is required to perform thereunder (in all other cases).

"Contractual Obligation", as applied to any person, means any obligation or liability in respect of any provision of any equity or debt securities issued by that person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which that person is a party or by which it or any of its assets is bound, or to which it or any of its assets is subject. Without in any way limiting the foregoing, as used with respect to any member of the Group, Contractual Obligations shall include, without limitation, the Financing Facilities and any instruments, documents or agreements executed or delivered in connection therewith by which any member of the Group is bound.

"Customary Permitted Liens" means:

(a)
Liens (other than Environmental Security and Liens in favour of the IRS or the PBGC or any Plan) with respect to the payment of Taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or each such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(b)
statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(c)
Liens (other than Environmental Security and Liens in favour of the IRS or the PBGC or any Plan) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of Indebtedness), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of each member of the Group's assets taken as a whole or materially impair the use thereof in the operation of each member of the Group's businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding US$30,000,000 or the equivalent in any other currency or currencies (such aggregate being the aggregate for all members of the Group)

(d)
Liens arising with respect to zoning restrictions, easements, licences, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of each member of the Group;

(e)
Liens of attachment or judgment with respect to judgments, writs, warrants of attachment, or similar process against any member of the Group which do not and would not constitute an Event of Default under Clause 23.10 (Judgments, creditors' process);

(f)
any interest or title of the lessor in the property subject to any operating lease (but not any finance lease or Capitalised Lease) entered into by any member of the Group in the ordinary course of business; and

(g)	Liens of commercial depository institutions arising in the ordinary course of business constituting a statutory or common law right of setoff against amounts on deposit with any such institution.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) be an Event of Default.

"Disqualified Stock" means any preferred stock and any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Termination Date.

"DOL" means the United States Department of Labour and any person succeeding to the functions thereof.

"EBIT" has the meaning given hereto in Clause 20 (Financial covenants).

"EBITDA" has the meaning given hereto in Clause 20 (Financial covenants).

"Energizer Asia" means Energizer Asia Investments Pte. Ltd., a company incorporated in Singapore under registration number 200302032C.

"Energizer Singapore" means Energizer Singapore Pte. Ltd., a company incorporated in Singapore under registration number 194600106W.

"Environment" means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

"Environmental Law" means all laws and regulations of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters.

"Environmental Licence" means any Authorisation required at any time under Environmental Law.

"Environmental Security" means a security in favour of any Governmental Agency for (a) any liability under Environmental Law, or (b) damages arising from, or costs incurred by such Governmental Agency in response to, an actual or threatened release, escape, discharge, migration or leaching of a Hazardous Substance into the Environment.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"ERISA" means the US Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that is a member of a controlled group of, or under common control with, any Obligor, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

"ERISA Event" means:

(a)
any reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to any Benefit Plan, excluding however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs;

(b)
the withdrawal of the Guarantor or any ERISA Affiliate from a Benefit Plan during a plan year in which the Guarantor or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA with respect to such plan;

(c)
the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;

(d)	the institution by the PBGC or any foreign Governmental Agency of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan;

(e)	any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or

(f)	the partial or complete withdrawal of the Guarantor or any ERISA Affiliate from a Multiemployer Plan.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Existing Facility" means (i) a term loan facility in US Dollars in an aggregate amount of up to US$125,000,000 and (ii) a revolving loan facility in Singapore Dollars in an aggregate amount of up to S$220,000,000 under a facility agreement entered into between, among others, Energizer Asia as borrower, Citigroup Global Markets Singapore Merchant Bank Ltd and Standard Chartered Bank as co-ordinating arrangers and Citicorp Investment Bank (Singapore) Limited as agent dated 25 July 2003.

"Facility" means the revolving loan facility made or to be made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrowers (or the Agent and the Borrowers) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Documents" means this Agreement, any Hedging Document, any Fee Letter, any Transfer Certificate and any other document designated as such by the Agent and the Borrower (each a "Finance Document").

"Finance Party" means the Agent, the Arranger or a Lender.

"Financial Indebtedness" of any person means any indebtedness, without double counting, for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Agreement Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward or deferred sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	any Disqualified Stock (and the amount of Financial Indebtedness relating to Disqualified Stock shall be the aggregate amount of the liquidation preference of such Disqualified Stock); and/or

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financing Facilities" means the US Facility, the Receivables Purchase Facility, the Senior Notes and this Agreement.

"Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any member of the Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

"Foreign Pension Plan" means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which:

(a)	is maintained or contributed to for the benefit of employees of any member of the Group;

(b)	is not covered by ERISA pursuant to Section 4(b)(4) thereof; and

(c)	under applicable local law, is required to be funded through a trust or other funding vehicle.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

"Group" means the Guarantor and its Subsidiaries for the time being.

"Hazardous Substance" means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

"Hedging Arrangements" means any commodity, currency or interest purchase, cap or collar agreement, forward rate agreements, commodity, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement.

"Hedging Bank" means, at any time, a Lender or an Affiliate of a Lender party to any Hedging Document at that time.

"Hedging Documents" means any Hedging Arrangements entered into by a Borrower in order to hedge such Borrower's exposure to fluctuations in interest and/or exchange rates arising in connection with Loans borrowed by it under this Agreement.

"Holding Company" means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

"Increased Costs" has the meaning given to it in Clause 13.1 (Increased Costs).

"Indebtedness" of any person means, without duplication, such person's:

(a)	obligations for borrowed money;

(b)
obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person's business payable on terms customary in the trade), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(c)	obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from assets now or hereafter owned or acquired by such person;

(d)	obligations which are evidenced by notes, acceptances or other instruments;

(e)	Capitalised Lease Obligations;

(f)	Contingent Obligations in respect of Indebtedness;

(g)	obligations with respect to letters of credit;

(h)	Off-Balance Sheet Liabilities;

(i)	Receivables Facility Attributed Indebtedness; and/or

(j)	Disqualified Stock (and the amount of Indebtedness relating to Disqualified Stock shall be the aggregate amount of the liquidation preference of such Disqualified Stock).

The amount of Indebtedness of any person at any date shall be without duplication:

(i)
the outstanding balance at such date of all unconditional and/or contingent obligations as described above and the maximum liability of any Contingent Obligations in respect of any of the above at such date; and

(ii)
in the case of Indebtedness of any other person secured by a Lien to which the property or assets owned or held by such first-mentioned person is subject, the lesser of (1) the aggregate fair market value at such date of the assets subject to such Lien securing the Indebtedness of any other person and (2) the amount of the Indebtedness so secured.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

"Information Memorandum" means the document dated 11 July 2005 (and any update thereof) in the form approved by the Guarantor and each of the Borrowers concerning the Group and the Borrowers which, at the Borrowers' request and on their behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated and any rulings issued thereunder.

"Interest Expense" has the meaning given to it in Clause 20 (Financial covenants).

"Interest Expense Coverage Ratio" has the meaning given to it in Clause 20 (Financial covenants).

"Interest Period" means:

(a)	in relation to a Loan, any period determined in accordance with Clause 9 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, any period determined in accordance with Clause 8.3 (Default interest).

"Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Guarantor or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of the Guarantor or any of its Subsidiaries, and shall include, without limitation, all right, title and interest of the Guarantor or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Guarantor or any of its Subsidiaries.

"Investment" means, with respect to any person:

(a)
any purchase or other acquisition by that person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other person;

(b)	any purchase by that person of all or substantially all of the assets of a business conducted by another person; and

(c)
any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses made, or accounts receivable obtained, or advances to employees and similar items made or incurred, in each case in the ordinary course of trading) or capital contribution by that person to any other person, including all Indebtedness to such person arising from a sale of property by such person other than in the ordinary course of its trading.

"IRS" means the United States Internal Revenue Service and any person succeeding to the functions thereof.

"Judicial Manager" means any judicial manager appointed pursuant to the provisions of the Companies Act.

"Lender" means:

(a)	any Original Lender; or

(b)	any person who has become a Lender in accordance with Clause 24 (Changes to the Lenders),

and in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

"Leverage Ratio" has the meaning given to it in Clause 20 (Financial covenants).

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalised Lease or other title retention agreement).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means a Lender or Lenders the sum of whose Available Commitments and participations in the Loans then outstanding aggregate more than 50% of the sum of the Available Facility and all the Loans then outstanding (or, if the Available Facility is zero and no Loan is outstanding, a Lender or Lenders the sum of whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments are then zero, aggregated more than 50% of the Total Commitments immediately prior to reduction of the Total Commitments to zero)). For the purposes of this definition, any participation in any S$ Loan shall be converted to US Dollars at the Agent's Spot Rate of Exchange at the time determination under this definition is made.

"Margin" means 0.55 per cent. per annum.

"Margin Stock" means margin stock or margin security within the meaning of Regulation T, U or X.

"Market Disruption Event" has the meaning given to it in Clause 10.2 (Market disruption).

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the consolidated condition (financial or otherwise), assets, operations, prospects or business of the Obligors taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform and comply with any of the obligations under any Finance Document, in any material respect; or

(c)	the ability of any Finance Party to enforce, in any material respect, any Finance Document or its rights or remedies under any Finance Document.

"Material Domestic Subsidiary" means any consolidated Subsidiary (other than any SPV) of the Guarantor:

(a)	incorporated under the laws of any jurisdiction in the United States; and

(b)
the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Guarantor on a pro forma basis in accordance with the Agreement Accounting Principles taking into account the consummation of such Permitted Acquisition), three per cent. of the Consolidated Domestic Assets of the Guarantor and its consolidated Subsidiaries (other than SPVs).

"Material Foreign Subsidiary" means any consolidated Subsidiary (other than any SPV and the Borrowers) of the Guarantor:

(a)	incorporated or organised under the laws of any jurisdiction outside the United States; and

(b)
the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Guarantor on a pro forma basis in accordance with the Agreement Accounting Principles taking into account the consummation of such Permitted Acquisition), five per cent. of the Consolidated Assets of the Guarantor and its consolidated Subsidiaries (excluding those attributable to SPVs and the Borrowers).

"Material Subsidiaries" means each of the Guarantor's Material Domestic Subsidiaries and Material Foreign Subsidiaries.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day in that next calendar month (in which such period is to end) is not a Business Day, that period shall end on the next Business Day in that calendar month if there is one, or if there is not, on the immediately preceding Business Day in that next calendar month;

(b)	if there is no numerically corresponding day in that next calendar month in which that period is to end, that period shall end on the last Business Day in that next calendar month; and

(c)
if any Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous six years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Net Income" has the meaning given hereto in Clause 20 (Financial covenants).

"Non-ERISA Commitments" means:

(a)
each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalisation or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(b)
each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of any member of the Group), to which an Obligor or an ERISA Affiliate is a party or with respect to which an Obligor or an ERISA Affiliate is or will be required to make any payment other than any Plans.

"Obligors" means the Borrowers and the Guarantor (each an "Obligor").

"Off-Balance Sheet Liabilities" of a person means, without duplication:

(a)
any Receivables Facility Attributed Indebtedness and/or repurchase obligation or liability of such person or any of its Subsidiaries with respect to Receivables or notes receivable sold or disposed of by such person or any of its Affiliates (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Guarantor or the person making such sale or disposal to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees);

(b)	any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such person;

(c)	any liability under any financing lease or so-called "synthetic" lease transaction; or

(d)
any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such person and its Subsidiaries.

"Original Financial Statements" means:

(a)	in relation to the Guarantor, the audited consolidated financial statements of the Group for the financial year ended 30 September 2004;

(b)
in relation to each of Energizer Asia and Energizer Singapore, its audited unconsolidated financial statements for its financial year ended 31 December 2004, as delivered to the Lenders together with the Information Memorandum; and

(c)
in relation to each of Sonca Products and Schick Asia, its audited unconsolidated financial statements for its financial year ended 30 September 2004, as delivered to the Lenders together with the Information Memorandum.

"Originators" means the Guarantor and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

"Party" means a party to this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA or any entity succeeding to all or any of its functions under ERISA.

"Permitted Acquisition" has the meaning given hereto in Clause 22.4 (Acquisitions and Investments).

"Permitted Hedging Arrangements" means any foreign exchange or interest rate swap transactions for spot or forward delivery entered into in the ordinary course of business (and not for investment for speculative purposes) entered into by any member of the Group to hedge its or its Subsidiaries' reasonably estimated currency or interest rate exposures.

"Permitted Receivables Transfer" means:

(a)
a sale or other transfer by a member of the Group in its capacity as a party to a Receivables Purchase Document to an SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions); and/or

(b)
a sale or other transfer by an SPV to (i) purchasers of or other investors in such Receivables and Related Security so sold or transferred to such SPV under (a) above or (ii) any other person (including an SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security (so sold or transferred to such SPV under (a) above), in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

"Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Guarantor or any member of the Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Singapore Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receivable(s)" means and includes all of the Guarantor and its Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Guarantor and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

"Receivables and Related Security" means Receivables and the related security and collections with respect thereto which are or are to be sold or transferred by any member of the Group to any SPV.

"Receivables Facility Attributed Indebtedness" means the amount of obligations outstanding under a receivables purchase facility or similar arrangement on any date of determination that would be characterised as principal if such facility or arrangement were structured as a secured lending transaction rather than as a purchase or similar arrangement.

"Receivables Facility Financing Costs" means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility or similar arrangement, which are in excess of amounts paid to the Guarantor and its consolidated Subsidiaries (other than SPVs) under any receivables purchase facility or similar arrangement for the purchase of receivables pursuant to such facility or arrangement and are the equivalent of the interest component of the financing if such facility or arrangement were characterised as an on-balance sheet financing transaction.

"Receivables Purchase Documents" means (i) the 2000 Receivables Sale Agreement and (ii) the 2000 Receivables Purchase Agreement, or any other series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which a member of the Group sells or transfers to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such Receivables and Related Security (in any such case, together with the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

"Receivables Purchase Facility" means the securitisation facility made available to the Guarantor, pursuant to which the Receivables and Related Security of members of the Group are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

"Reference Banks" means the principal Singapore offices of Citibank, N.A. and Standard Chartered Bank or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Regulation T", "Regulation U" or "Regulation X" means Regulation T, U or, as the case may be, X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Relevant Borrower" means Energizer Singapore, or any other Borrower as may be notified to the Agent by all the Borrowers jointly from time to time.

"Relevant Interbank Market" means the Singapore interbank market.

"Repeating Representations" means each of the representations set out in Clause 18 (Representations).

"Rollover Loan" means one or more Loans:

(a)	that are made or to be made to a Borrower on the same day that one or more maturing Loans owing by such Borrower is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than such maturing Loan(s); and

(c)	that are made or to be made to the same Borrower for the purpose of refinancing such maturing Loan(s).

"Schick Asia" means Schick Asia Limited, a company incorporated in Hong Kong under registration number 629014.

"Screen Rate" means:

(a)	in relation to SIBOR, the SIBOR rate for US Dollars for the relevant period; and

(b)	in relation to SOR, the swap offer rate for Singapore Dollars for the relevant period,

displayed on page 50157 of the Moneyline Telerate screen under the caption "Association of Banks in Singapore SIBOR and Swap Offer Rate fixing at 11 am Singapore time". If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Senior Management Team" means (a) any of the president, any vice president (including any executive vice president), the chief financial officer, the treasurer, the chief executive officer, secretary or any other member of management of an Obligor and (b) any chief executive officer, president, vice president, chief financial officer, treasurer, secretary or any other member of management of any Material Domestic Subsidiary.

"Senior Note Purchase Agreements" means, collectively, the 2003 Note Purchase Agreement and the 2004 Note Purchase Agreement.

"Senior Notes" means, collectively, the 2003 Senior Notes and the 2004 Senior Notes.

"SIBOR" means, in relation to any US$ Loan and any Interest Period relating thereto:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for that Interest Period of that US$ Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars for a period comparable to that Interest Period for that US$ Loan.

"Singapore" means The Republic of Singapore.

"Singapore Business Day" means a day (other than Saturday or Sunday) on which deposits may be dealt in on the Relevant Interbank Market and banks are open for general business in Singapore.

"Singapore Dollars" or "S$" means the lawful currency of Singapore.

"S$ Loan" means a Loan that is denominated in Singapore Dollars.

"Sonca Products" means Sonca Products Ltd, a company incorporated in Hong Kong under registration number 167972.

"SOR" means, in relation to any S$ Loan and any Interest Period relating thereto:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the offering of deposits in Singapore Dollars for a period comparable to that Interest Period for that S$ Loan; or

(b)
(if no Screen Rate is available for Singapore Dollars for that Interest Period of that S$ Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, to be, in relation to that Interest Period for that S$ Loan, equal to Y (rounded upwards to four decimal places) calculated by each Reference Bank in accordance with the following formula:

where

F	=

the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell US Dollars forward in exchange for Singapore Dollars on the last day of that Interest Period in the Relevant Interbank Market as of the Specified Time on the Quotation Day;

S	=

the exchange rate at which such Reference Bank sells US Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of the Specified Time on the Quotation Day;

R	=

the rate at which such Reference Bank is offering US Dollar deposits for that Interest Period in an amount comparable to the US Dollar equivalent of that S$ Loan (such US Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank determines to be most appropriate) to prime banks in the Relevant Interbank Market as of the Specified Time on the Quotation Day; and

N	=	the actual number of days in that Interest Period.

"Specified Time" means a time determined in accordance with Schedule 7 (Timetables).

"SPV" means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitisation transaction permitted under the terms of this Agreement.

"Standing Payment Instruction" means:

(a)	in relation to an Original Lender, payment instructions set out below the name of that Lender on Schedule 10 (Standing Payment Instructions);

(b)	in relation to any other Lender, payment instructions set out in the Transfer Certificate to which that Lender is signatory,

or such other payment instructions as that Lender may notify to the Agent by not less than 5 Business Days' notice.

"Subsidiary" means (in relation to Energizer Asia or Energizer Singapore) a subsidiary within the meaning of section 5 of the Companies Act, or (in relation to Sonca Products or Schick Asia) a subsidiary within the meaning of section 2(4) of the Companies Ordinance, or (in relation to any other person (the "first Person") at any particular time) any other person which is then either controlled, or more than 50% of whose issued ordinary or common equity share capital or ownership interests having ordinary voting power (or the like) is or are then beneficially owned, directly or indirectly, by the first Person.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date which is 60 calendar months after the date of this Agreement, or if such date is not a Business Day, the immediately preceding Business Day.

"Third Parties Act" means the Contract (Rights of Third Parties) Act 1999 of the United Kingdom.

"Total Borrowings" has the meaning given hereto in Clause 20 (Financial covenants).

"Total Commitments" means the aggregate of the Commitments, being US$325,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or in any other form agreed between the Agent and the Borrower from time to time.

"Transfer Date" means, in relation to a transfer by a Lender of any or all of its rights and obligations under this Agreement, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate relating to such transfer; and

(b)	the date on which the Agent executes the Transfer Certificate relating to such transfer.

"2000 Receivables Purchase Agreement" means that certain Receivables Purchase Agreement, dated as of 4 April 2000, as amended, extended or replaced in a manner permitted by this Agreement, among Energizer Receivables Funding Corporation, a Delaware corporation, as the seller thereunder, Eveready Battery Company, Inc., a Delaware Corporation, as the servicer thereunder, Falcon Asset Securitization Corporation and JPMorgan Chase Bank, N.A., as successor to Bank One, as the agent thereunder.

"2000 Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of 4 April 2000, as amended, extended or replaced in a manner permitted by this Agreement, between Eveready Battery Company, Inc., a Delaware corporation, and Energizer Receivables Funding Corporation, a Delaware corporation and SPV.

"2003 Note Purchase Agreement" means that certain Note Purchase Agreement dated as of 1 June 2003 among the Guarantor and the "Purchasers" referred to therein, under which the Guarantor has issued senior unsecured notes in the aggregate principal amount of US$700,000,000 (the "2003 Senior Notes"), which shall be pari passu with the obligations hereunder and any obligations under the Hedging Documents, as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"2003 Senior Notes" has the meaning given to it in the definition of "2003 Note Purchase Agreement".

"2004 Note Purchase Agreement" means that certain Note Purchase Agreement dated as of 1 November, 2004 among the Guarantor and the "Purchasers" referred to therein, under which the Guarantor has issued senior unsecured notes in an aggregate principal amount not to exceed US$300,000,000 (the "2004 Senior Notes"), which notes shall be pari passu with the obligations hereunder and any obligation under the Hedging Documents, as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"2004 Senior Notes" has the meaning given to it in the definition of "2004 Note Purchase Agreement" above.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under any or all of the Finance Documents.

"US" or "United States" means the United States of America.

"US Dollars" or "US$" means the lawful currency of the United States of America.

"US Facility" means the Revolving Credit Agreement dated 16 November 2004 among the Guarantor, the institutions listed therein as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. as syndication agent and Citibank, N.A. as documentation agent, as such agreement may be hereafter amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

"US$ Loan" means a Loan that is denominated in US Dollars.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the Loan (the subject of such Utilisation) is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, the Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
the "control" or "controlling" of one person (the "first person") by another person (the "second person") or the first person being "controlled" by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person and for the purposes of the definition of "Affiliate" in Clause 1.1 (Definitions), other than where such definition is referred to in the definition of "Hedging Bank", means, in addition to the foregoing, that the second person is the beneficial owner of greater than 10 per cent. of any class of voting shares or securities or other voting interests of the first person;

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)
a "guarantee" also includes an indemnity, and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person.

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Singapore time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Third Party Rights
(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a Party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving loan facility in US Dollars and Singapore Dollars in an aggregate amount (or aggregate equivalent amount) equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
Without prejudice to the other provisions of this Agreement, each Borrower shall apply all amounts borrowed by it under the Facility for:

(a)	refinancing existing indebtedness of the Borrowers;

(b)	repayment of inter-company notes;

(c)	repatriation of funds to the Guarantor in connection with the American Jobs Creation Act of 2004; and/or

(d)	general corporate funding purposes of the Borrowers.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Relevant Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Loan if on the date of the Utilisation Request (relating to such Loan) and on the proposed Utilisation Date (relating to such Loan):

(a)
in the case of the first Utilisation, the Agent has received evidence, in a form satisfactory to it, that the Relevant Borrower has given irrevocable written notice of prepayment of all of the outstanding indebtedness under the Existing Facility, such prepayment to be made on or before the date falling 2 Business Days after the first Utilisation Date;

(b)
in the case of a Rollover Loan, no Event of Default is continuing or would result from such proposed Loan and, in the case of any other Loan, no Default is continuing or would result from such proposed Loan; and

(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans
A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation nine or more Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the proposed Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)
(in the case of a Rollover Loan) it specifies that the proposed Loan is a Rollover Loan and identifies the Loans towards which the proceeds of such Rollover Loan should be applied or (in the case of any other Loan) it specifies the account and bank (which must be in the principal financial centre of the country of the currency of such proposed Loan) to which the proceeds of such proposed Loan are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be US Dollars or Singapore Dollars.

(b)
The amount of the proposed Loan must be an amount which is not more than the Available Facility (or, in the case of a proposed Loan in Singapore Dollars, an amount which, when converted into US Dollars at the Agent's Spot Rate of Exchange three Business Days before the proposed Utilisation Date for such Loan, is not more than the Available Facility) and which is:

(i)	(in the case of a proposed Loan in US$) a minimum of US$10,000,000 and an integral multiple of US$1,000,000 or if less, equal to the Available Facility immediately prior to the making of such loan; or

(ii)
(in the case of a proposed Loan in S$) a minimum of S$10,000,000 and an integral multiple of S$1,000,000 or if less, equal to the Available Facility immediately prior to the making of such loan (converted at the Agent’s Spot Rate of Exchange as at the day falling three Business Days before the Utilisation Date for such proposed Loan).

5.4	Lenders' participation
(a)
If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

(b)
The amount of each Lender's participation in each Loan will be equal to a proportion of such Loan, which proportion is equal to the proportion borne by such Lender's Available Commitment to the Available Facility immediately prior to making such Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case, by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans
Subject to Clause 29.4 (Netting of payments), the Borrower to which any Loan is made shall repay that Loan on the last day of its Interest Period.

Without prejudice to the foregoing, all Loans must be repaid in full on or prior to the Termination Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
(a)
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or any part thereof:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Relevant Borrower upon the receipt of such notification from that Lender;

(ii)
upon the Agent so notifying the Relevant Borrower (the "notification date"), that Lender's Commitment shall be treated as if cancelled for all purposes of this Agreement (other than Clause 24 (Changes to the Lenders)), and that Lender shall have no obligation to fund or participate in any Loan to be made following the notification date, and the Relevant Borrower may deliver a notice pursuant to Clause 24.7 (Replacement of certain Lenders) requesting a replacement of that Lender.

(b)
If, in relation to any Lender, by the earlier of (A) the sixth Business Day following delivery of the Relevant Borrower’s notice pursuant to Clause 24.7 (Replacement of certain Lenders) in respect of such Lender, (B) the date specified by that Lender in the notice delivered to the Agent pursuant to sub-paragraph (a)(i) of this Clause 7.1 (such date being no earlier than the last day of any applicable grace period permitted by law), and (C) the last day of the Interest Period for any Loan outstanding on the notification date (the earliest of such dates being the "relevant date"), that Lender has not been replaced in accordance with Clause 24.7 (Replacement of certain Lenders):

(i)	the Commitment of that Lender will be immediately cancelled for all purposes (including for the purpose of Clause 24 (Changes to the Lenders)); and

(ii)
each Borrower shall repay that Lender's participation in each Loan made to that Borrower on the last day of the Interest Period for such Loan occurring on or after the relevant date or, if earlier, the date specified by that Lender in the notice delivered by it to the Agent pursuant to sub-paragraph (a)(i) of this Clause 7.1.

7.2	Change of control
If the Guarantor ceases to wholly and beneficially own (directly or indirectly) and control a Borrower or there is a Change of Control:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	none of the Borrowers may make a Utilisation (except for a Rollover Loan) unless otherwise agreed by the Majority Lenders; and

(c)
if the Majority Lenders so require, the Agent shall, by not less than 30 days' notice to such Borrower(s), cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled (and the Available Commitment of each Lender shall be reduced to zero) and all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents will become immediately due and payable.

7.3	Voluntary cancellation
The Relevant Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 and an integral multiple of US$1,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Mandatory cancellation
The Available Facility shall be cancelled immediately following the last day of the Availability Period.

7.5	Right of repayment and cancellation in relation to a single Lender
(a)	If:

(i)
by reason of the introduction after the date of this Agreement of or any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation, any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up) to a greater extent than would have been required had that payment been made on the date of this Agreement; or

(ii)	any Lender claims indemnification from any of the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Relevant Borrower may, whilst the circumstance giving rise to such requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in respect of a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Relevant Borrower has given notice under paragraph (a) above in respect of a Lender (or, if earlier, the date specified by the Relevant Borrower in that notice), each Borrower shall repay that Lender's participation in each Loan made to that Borrower.

7.6	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)
None of the Borrowers shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments of the Lenders except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments (or any Commitment of any Lender) cancelled under this Agreement may be subsequently reinstated.

(f)
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Relevant Borrower (on behalf of all of the Borrowers) or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
Subject to Clause 8.3 (Default interest), the rate of interest on each Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)	(in the case of a US$ Loan) SIBOR for such Loan and such Interest Period or (in the case of a S$ Loan) SOR for such Loan and such Interest Period.

8.2	Payment of interest
A Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of the Interest Period relating to that Loan (and, if such Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of such Interest Period).

8.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, or after the occurrence of an Event of Default and for so long as that Event of Default is continuing, interest shall accrue on each overdue amount and each other amount owed to any or all of the Finance Parties under the Finance Documents, whether or not due, from the due date of that overdue amount or the date of that Event of Default, as the case may be, up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. per annum and the rate which would have been payable if each of such overdue and other amounts had, during such period, constituted a Loan in the currency of such overdue or other amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 on any amount shall be immediately payable by the Obligor owing such amount on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)
the first Interest Period for which interest (at the rate referred to in paragraph (a)) accrues shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to such overdue amount during that first Interest Period shall be the sum of 2 per cent. per annum and the rate which would have applied if such overdue amount had not become due.

(c)
If an Event of Default occurs on a day which was not the last day of an Interest Period relating to a Loan, then in relation to each amount owed to any or all of the Finance Parties under the Finance Documents (to which amount paragraph (b) does not apply):

(i)
the first Interest Period for which interest (at the rate referred to in (a)) accrues on such amount shall have a duration equal to (if such amount constitutes all or part of any Loan) the unexpired portion of the current Interest Period relating to that Loan or (in any other case) the unexpired portion of the current Interest Period relating to any Loan which Interest Period is the soonest to expire; and

(ii)	the rate of interest applying to such amount during that first Interest Period shall be the sum of 2 per cent. per annum and the rate which would have applied if such amount had not become due.

(d)
Default interest (if unpaid) arising on the relevant amount will be compounded with that amount at the end of each Interest Period applicable to that amount but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the relevant Lenders and the Relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
(a)	Subject to the provisions of this Agreement, the Borrower to which a Loan is made may:

(i)	select the Interest Period for that Loan in the Utilisation Request for that Loan;

(ii)
select an Interest Period for that Loan of one, two, three or six Months or any other period agreed between such Borrower and the Agent (acting on the instructions of all the Lenders participating in the relevant Loan).

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date for such Loan.

(d)	A Loan has one Interest Period only.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if SIBOR or, if applicable, SOR, for any sum and any Interest Period relating thereto is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day for such sum and such Interest Period, the applicable SIBOR or SOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period relating thereto, then the rate of interest on each Lender's share of that Loan for that Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means in relation to any Loan and any Interest Period relating thereto:

(i)
at or about noon on the Quotation Day for that Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine SIBOR or, if applicable, SOR for such Loan and such Interest Period; or

(ii)
before close of business in Singapore on the Quotation Day for such Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of SIBOR or, if applicable, SOR.

10.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Agent or the Relevant Borrower so requires, the Agent and the Relevant Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Relevant Borrower, be binding on all Parties.

10.4	Break Costs
(a)
Each Obligor shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid or recovered from by that Obligor on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs in relation to any Loan or Unpaid Sum and for any Interest Period relating thereto.

11.	FEES

11.1	Commitment fee
(a)
The Borrowers shall jointly and severally pay to the Agent (for the account of each Lender) a fee in US Dollars computed at the rate of 0.25 per cent. per annum on that Lender's Available Commitment for each day during the Availability Period.

(b)
The commitment fee under paragraph (a) shall accrue on a daily basis and the commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of that Availability Period and, if a Lender's Commitment is cancelled in full, on the cancelled amount of such Lender's Commitment at the time such cancellation is effective.

11.2	Arrangement fee
The Borrowers shall jointly and severally pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee
The Borrowers shall jointly and severally pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either (i) an increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or (ii) a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)
All payments to be made by an Obligor to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law in which case the sum payable by that Obligor (to which such Tax Deduction relates) shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received if no Tax Deduction had been required.

(b)
An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Relevant Borrower and that Obligor.

(c)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) an original receipt (or a certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrowers shall jointly and severally (within three Business Days of demand by the Agent) indemnify the Finance Party which determined it has suffered a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax imposed:

(A)	by the jurisdiction in which that Finance Party is incorporated; or

(B)	by the jurisdiction in which its Facility Office is located,

which is calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party; or

(ii)	to the extent that the loss, liability or cost to which paragraph (a) would otherwise apply is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)
A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to such claim, whereupon the Agent shall promptly notify the Relevant Borrower.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after such payment by that Finance Party) in the same after-Tax position as it would have been in had that Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes
The Borrowers shall jointly and severally pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any or all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax
(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Agent or the Arranger, in which case the Borrowers shall jointly and severally pay) to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of that Indirect Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses.

13.	INCREASED COSTS

13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, jointly and severally pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction after the date of this Agreement of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made, enacted, issued or put into effect after the date of this Agreement provided that if the Borrowers are required to pay the amount of any Increased Costs incurred by such Finance Party, and such Finance Party is a Lender, the Relevant Borrower may issue a notice pursuant to Clause 24.7 (Replacement of certain Lenders). The term "law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into, or undertaken or assumed any commitment represented by its Commitment under, or funding or performing its obligations under any Finance Document.

(c)
It is acknowledged that the requirements of the Report of the Basle Committee on Banking Supervision dated June 2004 and entitled “International Convergence of Capital Measurements and Capital Standards: A Revised Framework” have not yet been implemented as at the date of this Agreement and nothing herein shall prejudice the ability of a Finance Party to make a claim under this Clause 13.1 by reason of such requirements when and to the extent implemented.

13.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to that claim, following which the Agent shall promptly notify the Relevant Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs in respect of any claim made by such Finance Party under Clause 13.1 (Increased costs).

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to any Increased Cost to the extent that such Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor and that is compensated by Clause 12.2 (Tax Gross-up);

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Finance Party (that is claiming such Increased Cost) or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)
If any sum due from an Obligor under any or all of the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of such conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt or recovery of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
(a)	The Borrowers shall, within three Business Days of demand, jointly and severally indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Default;

(ii)
the Information Memorandum or any other information provided, produced or approved by or on behalf of an Obligor in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(iv)	the use of proceeds of any Loan;

(v)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(vi)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than to the extent by reason of default or negligence by that Finance Party); or

(vii)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

(b)
The Borrowers shall, within three Business Days of demand, jointly and severally indemnify each of the Finance Parties, their Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any or all of the Finance Documents (including without limitation any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Finance Documents, whether or not such investigation, litigation or proceeding is brought by a member of the Group, any shareholder or creditor of any member of the Group, an Indemnified Party or any other person) or the transactions contemplated by the Finance Documents, except to the extent that such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

14.3	Indemnity to the Agent
The Borrowers shall promptly, jointly and severally, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Relevant Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) (other than Clause 12.6 (Indirect Tax)) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office (whether pursuant to a request from the Relevant Borrower under Clause 24.7 (Replacement of certain Lenders) or otherwise).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability
(a)
The Borrowers shall jointly and severally indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be expected to be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Borrowers shall, within 3 Business Days of demand, jointly and severally pay the Agent and the Arranger the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and/or any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within three Business Days of demand, jointly and severally reimburse the Agent for the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Borrowers shall, within three Business Days of demand, jointly and severally pay to each Finance Party the amount of all costs and out-of-pocket expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
Each of the Borrowers and the Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each of the Borrowers of all the obligations of and/or expressed to be assumed by that Borrower under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due or expressed to be due under or in connection with any Finance Document, each of the Borrowers and the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party:

(i)
if any obligation guaranteed or expressed to be guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal; or

(ii)
if, as a result of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after the date of this Agreement, there is a change in the currency, timing, place or manner in which any obligation guaranteed or expressed to be guaranteed by such Borrower and/or Guarantor is payable, or there is a reduction in any amount receivable by a Finance Party under any Finance Document, in each case the amount of such cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover or receive.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any of the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement
If any payment by or recovery from an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or liable to be refunded for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any other reason:

(a)	the liability of each Obligor shall continue as if that payment, recovery or discharge had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that payment or recovery (and any security) from the Obligors, as if that payment, recovery or discharge had not occurred.

17.4	Waiver of defences
The obligations of each Obligor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any other Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any other Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any person.

17.5	Immediate recourse
Each Obligor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Obligor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations
Until all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held, received or recovered by that Finance Party (or any trustee or agent on its behalf) in respect of those first-mentioned amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those first-mentioned amounts or otherwise) and none of the Obligors shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received or recovered from any Obligor or on account of any Obligor's liability under this Clause 17.

17.7	Deferral of the Obligors’ rights
Until all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, none of the Obligors will, unless the Agent otherwise directs, exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Obligor;

(b)	to claim any contribution from any other guarantor of, or provider of Security or any other assurance for, any of the other Obligors’ obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, any Finance Documents by any Finance Party, provided that, until such time as the US Facility ceases to be in effect, the foregoing shall not prohibit an Obligor from receiving payment of any obligation owed to it by another Obligor for so long as the guarantees and indemnities given by the Obligors in this Clause 17 remain in effect.

17.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9	Benefits
(a)	Each Obligor acknowledges that:

(i)
it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents and entering into the Finance Documents to which it is a party is for its commercial benefit;

(ii)	those benefits will constitute reasonably equivalent value and/or fair consideration for the purpose of any applicable law;

(iii)	but for the agreement by that Obligor to execute and deliver this Agreement, the Agent and the Lenders would not have made available the Facility on the terms set forth in this Agreement;

(iv)	each Finance Party has acted in good faith in connection with the guarantee given by that Obligor and the transactions contemplated by the Finance Documents; and

(v)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature.

(b)	The Guarantor represents and warrants that, and shall ensure that at all times:

(i)
the aggregate value (calculated as the lesser of fair valuation and present saleable value) of its assets is greater than the aggregate amount of its debts (including its obligations under the Finance Documents) and any amount that will be required to pay the probable liabilities in respect of those debts;

(ii)	its capital is not unreasonably small to carry on its business as conducted or proposed to be conducted; and

(iii)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)
Without limiting the generality of the foregoing, with respect to any obligation guaranteed under this Clause 17 that, in accordance with the original express terms of the Finance Document pursuant to which such obligation was created, was denominated (or expressed to be denominated) in US Dollars or Singapore Dollars, each Obligor affirms its guarantee, as a primary obligation, to pay the Agent (for the benefit of the Finance Parties) strictly in accordance with the terms of that Finance Document, including all amounts and in the currency expressly agreed to under that Finance Document.

17.10	Currency Conversions
(a)
Subject to paragraph (c) of Clause 17.9 (Benefits), each Obligor's liability under this Agreement shall be to pay the Agent (for the benefit of the Finance Parties) the full amount of the Obligors’ obligations pursuant to the Finance Documents in each currency in which they are for the time being denominated or expressed to be denominated (“Contractual Currency”), regardless of any law, regulation or administrative procedures made after the date of this Agreement, provided that (i) if and to the extent that such first-mentioned Obligor does not pay any such amount in such Contractual Currency the Agent may accept payment of all or part of such amount in any other currency and/or (ii) the Agent, wheresoever incorporated, may require the first-mentioned Obligor, in substitution for its liability to pay any such amount in such Contractual Currency, to pay an amount in US Dollars or Singapore Dollars (as specified by the Agent) which is equivalent to such amount of such Contractual Currency remaining unpaid (and in either case the provisions of paragraph (b) below shall apply) to an account specified by the Agent.

(b)
The equivalent on any day in one currency of any amount denominated in another currency shall be an amount in the first currency equal to the amount which the Agent would have received if the Agent had on such day (or, if such day shall not be a Business Day, on the next succeeding Business Day) made a purchase of the first currency with such amount of such other currency at the Agent's Spot Rate of Exchange less all costs, charges and expenses normally incurred by the Agent or on its behalf in connection with such a purchase.

17.11	Third Party Rights
The provisions in this Clause 17 (Guarantee and indemnity) shall be for the benefit of each Hedging Bank, and each Hedging Bank shall be deemed to be a Finance Party for the purpose of this Clause 17. Accordingly, subject to paragraph (b) of Clause 1.3 (Third Party Rights), any Hedging Bank not party to this Agreement may enjoy the benefit of or enforce the terms of this Clause 17 in accordance with the provisions of the Third Parties Act as if it were a Finance Party for the purposes of this Clause 17.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)
Each of it and its Subsidiaries is a corporation, limited liability company, partnership or other commercial entity, duly incorporated or organised, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)	Each of it and its Subsidiaries has the power to own and operate its assets and carry on its business as it is being, and is proposed to be, conducted.

(c)
Each of it and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction (other than its jurisdictions of incorporation) in which it does business and in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations
The entry into, delivery and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

(a)	conflict with

(i)	any law or regulation applicable to it;

(ii)	its or any of its Subsidiaries' constitutional documents; or

(iii)
any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, except to the extent such conflict could not reasonably be expected to have a Material Adverse Effect; and

(b)	result in or require the creation or imposition of any Security whatsoever upon any of the assets of an Obligor.

18.4	Power and authority
It has the requisite power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, deliver, exercise its rights and perform and comply with its obligations in the Finance Documents to which it is a party; and/or

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement
(a)
Subject to any matters specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)
Subject to any matters specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax
Subject to any matters specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), it is not required under the law applicable where it is incorporated or resident or at its address for the purpose of this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents or any of them be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or any of them or the transactions contemplated by the Finance Documents or any of them.

18.9	Tax Examinations
(a)
All deficiencies which have been asserted against it or any of its Subsidiaries as a result of any federal, state, local or foreign Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in its audited financial statements to the extent, if any, required by Agreement Accounting Principles.

(b)
Except as permitted pursuant to Clause 21.7 (Payment of Taxes and claims; Tax consolidation), neither it nor any of its Subsidiaries anticipates any material Tax liability with respect to the years for which a Tax examination has not been closed pursuant to applicable law.

18.10	Payment of Taxes
(a)	Each member of the Group has paid when due all Taxes required to be paid by it other than any Taxes:

(i)	being contested by it in good faith;

(ii)	for which adequate reserves are being maintained in accordance with Agreement Accounting Principles; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document.

(b)	It has no knowledge of any proposed Tax assessment against it or any of its Subsidiaries that, if made, will have or could reasonably be expected to have a Material Adverse Effect.

18.11	No default
(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which any of its or any of its Subsidiaries’ assets is subject which could reasonably be expected to have a Material Adverse Effect.

18.12	No misleading information
Any factual information provided by or on behalf of any member of the Group (whether for the purposes of the Information Memorandum or otherwise in connection with the Facility), taken as a whole, does not contain, as of the date furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

18.13	Financial statements
(a)	Its Original Financial Statements (if any) were prepared in accordance with Agreement Accounting Principles consistently applied.

(b)
Its Original Financial Statements (if any) fairly represent its financial condition and operations (consolidated in the case of the Guarantor and unconsolidated in the case of each of the Borrowers) as at the end of and for the financial year to which such Original Financial Statements relate.

(c)
There is no material loss contingency (of it or, where relevant, any of its Subsidiaries) within the meaning of Agreement Accounting Principles which has not been reflected in its Original Financial Statements (if any) or in any of its other financial statements prepared and delivered pursuant to this Agreement for the financial period during which such material loss contingency was incurred.

(d)
There has been no material adverse change in its condition (financial or otherwise), assets, operations, prospects or business (or in the consolidated condition (financial or otherwise), assets, operations, prospects or business of the Guarantor, the Group or the Borrowers) since 30 September 2004 or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

18.14	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in its place of incorporation applying to companies generally.

18.15	No proceedings pending or threatened
(a)
Except as set forth in Schedule 8 (Litigation) (the "Disclosed Litigation"), as of the date hereof, there is no material action, suit, proceeding, arbitration or, to the knowledge of any member of the Senior Management Team, investigation before or by any Governmental Agency or private arbitrator pending or to the knowledge of any member of the Senior Management Team, threatened against any Obligor, any of their Subsidiaries or any property of any of them. Neither (a) any of the Disclosed Litigation nor (b) from and after the date hereof, any other action, suit, proceeding, arbitration or, to the knowledge of any member of the Senior Management Team, investigation before or by any Governmental Agency or private arbitrator pending or, to the knowledge of any member of the Senior Management Team, threatened against any Obligor, any of their Subsidiaries or any property of any of them (i) challenges the validity or the enforceability of any material provision of the Finance Documents or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

(b)
No litigation, arbitration, administrative or, to its knowledge, investigative proceeding of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries or its or their assets.

(c)
No attempt to organise its or any of its Subsidiaries’ employees and no labour disputes are pending or, to its knowledge, threatened, planned or contemplated, which could reasonably be expected to have a Material Adverse Effect.

(d)	Neither it nor any of its Subsidiaries is:

(i)	in violation of any law or regulation applicable to it or any of its assets which violation will have or could reasonably be expected to have a Material Adverse Effect; or

(ii)
subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court, agency or Governmental Agency which will have or could reasonably be expected to have a Material Adverse Effect.

18.16	Environmental laws, licences and releases
(a)	Each of it and its Subsidiaries has:

(i)	complied in all material respects with all Environmental Laws to which it may be subject;

(ii)	obtained all material Environmental Licences required or desirable in connection with its business; and

(iii)	complied in all material respects with the terms of those Environmental Licences.

(b)	No:

(a)
property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where that would result in material remediation costs or material penalties to any member of the Group or give rise to any material Contingent Obligation.

(c)
For the purposes of this Clause 18.16, "material" means any non-compliance or other basis for liability which could reasonably be likely to subject any member of the Group to liability, individually or in the aggregate (for all members of the Group) with each basis for liability under this Clause 18.16, in excess of US$30,000,000 (or the equivalent in any other currency or currencies).

18.17	Authorised signatories
Each person specified as its authorised signatory in any document accepted by the Agent pursuant to paragraph 1(c) of Schedule 2 (Conditions precedent) or delivered to the Agent pursuant to paragraph (h) of Clause 19.4 (Information: miscellaneous) is, subject to any notice to the contrary delivered to the Agent pursuant to Clause 19.4, authorised to sign all Finance Documents and all Utilisation Requests and other notices on its behalf under or in connection with the Finance Documents.

18.18	Subsidiaries
(a)
Schedule 9 (Subsidiaries) identifies all Subsidiaries of the Guarantor, both direct and indirect, and indicates the respective holdings of each as of the date of this Agreement and, except as notified to the Agent in writing following the date of this Agreement, as of each Utilisation Date.

(b)	Each of the Borrowers is directly or indirectly, a wholly-owned (beneficially) and controlled Subsidiary of the Guarantor.

18.19	ERISA
(a)	No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived.

(b)	No Obligor nor any ERISA Affiliate has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums.

(c)
As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein).

(d)	No Obligor nor any ERISA Affiliate has:

(i)	failed to make a required contribution or payment to a Multiemployer Plan of a material amount; or

(ii)	incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan.

(e)
No Obligor nor any ERISA Affiliate has failed to make an instalment or any other payment of a material amount required under Section 412 of the Internal Revenue Code on or before the due date for such instalment or other payment.

(f)
Each Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Internal Revenue Code.

(g)
There have been no and there is no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject an Obligor or an ERISA Affiliate to material liability.

(h)
No Obligor nor any ERISA Affiliate has taken or failed to take any action which would constitute or result in an ERISA Event, which action or inaction could reasonably be expected to subject an Obligor or an ERISA Affiliate to material liability.

(i)	No Obligor nor any ERISA Affiliate is subject to any material liability under, or has any potential material liability under, Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

(j)
The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by a material amount.

(k)
With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained.

(l)
In this Clause 18.19, "material" means any amount, non-compliance or other basis for liability which could reasonably be expected to subject any member of the Group to liability, individually or in the aggregate (for all members of the Group) with each basis for liability under this Clause 18.19, in excess of US$30,000,000 (or the equivalent thereof in any other currency or currencies).

18.20	Securities Activities
(a)
None of the proceeds of the Loans will be used, directly or indirectly, in whole or in part, for "purchasing" or "carrying" Margin Stock or for any purpose which might (whether immediately, incidentally or ultimately) cause all or any part of the Loans to be a "purpose credit" within the meaning of Regulation U or Regulation X and no member of the Group is engaged in the business of extending credit for the purpose of "purchasing" or "carrying" Margin Stock.

(b)	Following the application of the proceeds of each Loan, not more than 25 per cent. of the value of the assets of the Group (on a consolidated basis) will be invested in Margin Stock.

(c)
Neither any Obligor nor any agent acting on its behalf has taken or will take any action which might cause any Finance Document or any document delivered under or in connection with any Finance Document to violate any regulation of the Board of Governors (including Regulation T, U or X) or violate the United States Securities Exchange Act of 1934 or any applicable US federal or state securities law.

18.21	Material Agreements
(a)
Neither it nor any of its Subsidiaries is a party to or otherwise bound by any agreement, arrangement or instrument or subject to any charter or other corporate or similar obligation or liability which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect.

(b)	Neither it nor any of its Subsidiaries has received notice of or has knowledge that:

(i)	it is in default in the performance, observance or fulfilment of any of the obligations, covenants or conditions contained in any agreement, arrangement or instrument applicable to it; or

(ii)	any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such agreement, arrangement or instrument,

in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

18.22	Assets and Properties
(a)
Each of it and other members of the Group has good and marketable title to, or valid leases and licences of or is otherwise entitled to use, all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted, (except insofar as marketability may be limited by any laws or regulations of any agency or Governmental Agency affecting such assets).

(b)	Substantially all of its assets and each of its Subsidiaries' assets are in adequate operating condition and repair, ordinary wear and tear expected.

(c)
Neither any Finance Document nor any transaction contemplated by any Finance Document will affect any right, title or interest of it or its Subsidiaries in and to any of its assets in a manner that has or could reasonably be expected to have a Material Adverse Effect.

18.23	US Statutory Indebtedness Restrictions
No member of the Group is:

(a)
a "holding company", an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of, or subject to regulation under, the United States Public Utility Holding Company Act of 1935;

(b)	a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920;

(c)	an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States Investment Company Act of 1940; or

(d)	subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

18.24	Insurance
(a)	The insurances required by Clause 21.5 (Insurance) are in full force and effect as required by this Agreement.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

18.25	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
Each Obligor shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	(in the case of each of the Borrowers) its audited unconsolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 45 days after the end of each quarter (other than the last quarter) of each of its financial years:

(i)	its consolidated financial statements for that financial quarter; and

(ii)	(in the case of each of the Borrowers) its unconsolidated financial statements for that financial quarter.

19.2	Compliance Certificate
(a)	The Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up;

(ii)
certifying that the financial statements delivered with that Compliance Certificate fairly represent the consolidated financial position of the Group as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject (save in the case of financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements)) to normal year-end audit adjustments and the absence of footnotes; and

(iii)
stating that the Repeating Representations are true and correct in all material respects and no Default exists (or if a Default does exist, stating the nature and status thereof) as of the date of such Compliance Certificate.

(b)	Each Compliance Certificate shall be signed by the chief financial officer or treasurer of the Guarantor.

19.3	Requirements as to financial statements
(a)
Each Obligor shall ensure that each set of financial statements delivered in respect of it (or it and its Subsidiaries) (other than the Guarantor) pursuant to paragraph (a) of Clause 19.1 (Financial statements) shall be certified by one of its directors as fairly representing, in accordance with Agreement Accounting Principles, its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)
Each Obligor shall ensure that each set of financial statements delivered by the Guarantor pursuant to paragraph (a) of Clause 19.1 (Financial statements) or by any Obligor pursuant to paragraph (b) of Clause 19.1 (Financial statements) shall be certified by the Chief Financial Officer or Treasurer of the Guarantor as fairly representing, in accordance with Agreement Accounting Principles, its (or, as the case may be, its consolidated or the relevant Obligor's consolidated or unconsolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(c)
Each Obligor shall procure that each set of its financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using Agreement Accounting Principles, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements provided that if any changes in generally accepted accounting principles in the United States as at the date of this Agreement are required or permitted after the date of this Agreement and are adopted by the Guarantor or any of its Subsidiaries with the agreement of its independent auditors and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards in this Agreement or in the related definitions or terms used in this Agreement ("Accounting Changes"), the Parties agree, at the Guarantor's request, to enter into negotiations, in good faith, in order to amend the provisions of this Agreement in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of the Guarantor and its Subsidiaries shall be the same after such changes as if such changes had not been made. Until such provisions are amended in a manner reasonably satisfactory to the Majority Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered under this Agreement shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles as of the date of this Agreement shall mean generally accepted accounting principles as in effect in the United States as of the date of such amendment.

19.4	Information: miscellaneous
Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
copies of all financial statements, reports and notices, if any, sent by the Guarantor to its securities holders or filed with the US Securities and Exchange Commission by the Guarantor (other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof) promptly after they are dispatched or filed;

(b)
all documents dispatched by any Obligor other than the Guarantor to its creditors generally or required to be dispatched to any shareholder pursuant to applicable law or regulation promptly after they are dispatched;

(c)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any material labour dispute affecting any member of the Group;

(e)
promptly upon becoming aware of the addition or removal of a Subsidiary as a Material Subsidiary (as compared with the list of Material Subsidiaries delivered pursuant to Clause 4.1 (Initial conditions precedent)), an updated list of its Material Subsidiaries;

(f)
promptly upon becoming aware of them and within 10 days of receipt by it, the details of any claim, notice or other communication received by it in respect of (i) any actual or alleged breach of or liability under Environmental Law and/or (ii) any actual or alleged liability as a result of discharge, release, leaching, migration or escape of any Hazardous Substance which, if substantiated, in the case of any member of the Group, could reasonably be expected to result in liabilities of, and/or expenditure by, one or more members of the Group in excess of US$25,000,000 (or its equivalent in another currency or currencies) individually or in aggregate or, in the case of any of the Borrowers otherwise could reasonably be expected to have a Material Adverse Effect;

(g)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(h)
promptly, notice of any change in the authorised signatories of any Obligor, signed by a director or authorised officer or the secretary of that Obligor whose specimen signature has previously been provided to the Agent, accompanied (where relevant) by a specimen signature of each new signatory.

19.5	Notification of default
Each Obligor shall notify the Agent of:

(a)	any Default (specifying its nature and the steps, if any, being taken to remedy it); and

(b)	any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect (specifying its nature and the steps if any being taken to remedy it),

promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	ERISA Notices
The Guarantor shall deliver or cause to be delivered to the Agent and the Lenders, at its expense, the following information and notices as soon as reasonably possible, and in any event:

(a)
within ten (10) Business Days after any Obligor or any ERISA Affiliate obtains knowledge that an ERISA Event has occurred which could reasonably be expected to subject the Guarantor to liability individually or in the aggregate in excess of US$20,000,000 (or the equivalent thereof in any other currency or currencies), a written statement of the chief financial officer or the treasurer of the Guarantor describing such ERISA Event and the action, if any, which that Obligor or ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)
within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by an Obligor or an ERISA Affiliate with respect to such request within ten (10) Business Days after such communication is received; and

(c)	within ten (10) Business Days after an Obligor or an ERISA Affiliate knows or has reason to know that:

(i)	a Benefit Plan or a Multiemployer Plan has been terminated;

(ii)	the administrator or plan sponsor of a Benefit Plan or a Multiemployer Plan intends to terminate a Multiemployer Plan; or

(iii)	the PBGC has instituted or will institute proceedings to terminate a Benefit Plan or a Multiemployer Plan,

a notice describing such matter.

For purposes of this Clause 19.6, an Obligor and an ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such Obligor or ERISA Affiliate is the plan sponsor.

19.7	Use of websites
(a)
Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Relevant Borrower and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Relevant Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Relevant Borrower and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Relevant Borrower accordingly and each Obligor shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Relevant Borrower and the Agent.

(c)	Each Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	any of the Obligors becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by an Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until each of the Agent and the Website Lenders is satisfied that the circumstances giving rise to that notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement by any Obligor which is posted onto the Designated Website. The relevant Obligor shall comply with any such request within ten Business Days.

19.8	Access to books, premises and records
(a)	Each Obligor shall (and shall ensure that each member of the Group will):

(i)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(ii)
permit any Finance Party or any of its representatives, professional advisers or contractors, at reasonable times and intervals, and upon reasonable notice, to visit any of its offices or premises (including, without limitation, in connection with environmental compliance, hazards or liabilities), to inspect any of its books and records and to discuss its financial matters with its officers and auditors.

(b)
Each Obligor hereby authorises its auditors to discuss any of the Group's affairs, finances and accounts with the officers and independent certified public accountants of any Finance Party or any of its representatives, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (provided that an officer of the Group may, if it so desires, be present at and participate in any such discussion), and to inspect any of its books and records.

(c)	Each Obligor hereby authorises each firm which prepared any report delivered to any Finance Party in connection with the Finance Documents to discuss such report with any Finance Party.

(d)	If an Event of Default has occurred and is continuing, each Obligor shall, upon request by the Agent, turn over copies of any of its books and records to the Agent or its representatives.

19.9	Know your customer
If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Obligor or the composition of the holders of shares or equity interests in any Obligor after the date of this Agreement; or

(iii)	any proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to any person,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective assignee or transferee of any Lender) to comply with “know your customer”, anti-money laundering or similar identification procedures in circumstances where the necessary information is not readily available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of paragraph (iii) above, on behalf of any prospective assignee or transferee of such Lender) in order for the Agent, such Lender or, the case of paragraph (iii) above, any prospective assignee or transferee of such Lender to carry out and be satisfied with the results of all necessary “know your customer”, anti-money laundering or other similar checks under all applicable laws and regulations in connection with the Finance Documents and/or the transactions contemplated thereunder.

20.	FINANCIAL COVENANTS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Maximum Leverage Ratio
(a)	The Guarantor shall ensure that at all times the ratio (the "Leverage Ratio") of (i) Total Borrowings to (ii) EBITDA shall not be greater than 3.50 to 1.00.

(b)	The Leverage Ratio shall be calculated and in each case determined as of the last day of each financial quarter based upon:

(i)	for Total Borrowings, Total Borrowings as of the last day of such financial quarter; and

(ii)
for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to any Permitted Acquisition, on a pro forma basis in accordance with the Agreement Accounting Principles and using unadjusted historical audited and reviewed unaudited financial statements in respect of the business or entity the subject of such Permitted Acquisition obtained from the seller of such business or entity (with the EBITDA component thereof broken down by fiscal quarters in the Guarantor's reasonable judgment).

20.2	Minimum Interest Expense Coverage Ratio
(a)
The Guarantor shall ensure that the ratio (the "Interest Expense Coverage Ratio") for any applicable period of (i) EBIT for such period to (ii) Interest Expense for such period is greater than 3.00 to 1.00 for each financial quarter.

(b)
The Interest Expense Coverage Ratio shall be calculated, as of the last day of each financial quarter for the four-quarter period ending on such day calculated, with respect to Permitted Acquisitions, on a pro forma basis in accordance with the Agreement Accounting Principles and using unadjusted historical audited and reviewed unaudited financial statements in respect of the business or entity the subject of such Permitted Acquisition obtained from the seller of such business or entity (with the EBITDA component thereof broken down by financial quarter in the reasonable judgement of the Guarantor).

20.3	Definitions
In this Clause 20 (Financial covenants):

"EBIT" means, for any period, on a consolidated basis for the Group, the sum of the amounts for such period, without double-counting, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local Taxes to the extent deducted in computing Net Income, plus (iv) any additional non-cash charges (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period) to the extent deducted in computing Net Income, plus (v) other extraordinary non-cash charges to the extent deducted in computing Net Income minus (vi) extraordinary gains to the extent added in computing Net Income.

"EBITDA" means, for any period, on a consolidated basis for the Group, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expenses to the extent deducted in computing Net Income, plus (iii) amortisation expenses, including, without limitation, amortisation of goodwill and other intangible assets, to the extent deducted in computing Net Income.

"Interest Expense" means, for any period, the total interest expense of the Group, whether paid or accrued, including, without duplication, Off-Balance Sheet Liabilities (including Receivables Facility Financing Costs) and the interest component of Capitalised Leases, all as determined in conformity with Agreement Accounting Principles.

"Net Income" means, for any period, the net earnings (or loss) after taxes of the Guarantor and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

"Total Borrowings" means the sum of all Indebtedness of the Guarantor and its Subsidiaries as determined in conformity with Agreement Accounting Principles.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Corporate existence, etc
Except as permitted pursuant to Clause 22.9 (Restrictions on fundamental changes), each Obligor shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

21.2	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under any or all of the Finance Documents and/or to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document or (in the case of paragraph (a) above only) otherwise required for a purpose specified in Clause 18.5 (Validity and admissibility in evidence).

21.3	Corporate powers; conduct of business
(a)
Each Obligor shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified would have or could reasonably be expected to have a Material Adverse Effect.

(b)
Except as expressly provided in paragraph (b) of the definition of "Permitted Acquisition" set out in Clause 22.4 (Acquisitions and Investments), the Guarantor shall, and will cause each of its Material Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted at the date of this Agreement unless (in the case of a Material Subsidiary) the failure of its Material Subsidiaries to carry on and conduct its business as so described could not reasonably be expected to have a Material Adverse Effect.

(c)
Each Obligor shall procure that each SPV will not at any time carry on any business or undertake any activity (whether now or in the future) other than purchasing receivables in connection with a receivables securitisation transaction permitted under the terms of this Agreement.

(d)
The Guarantor may create, acquire in a Permitted Acquisition or capitalise any Subsidiary (a "New Subsidiary") after the date hereof if no Default shall have occurred and be continuing or would result therefrom.

21.4	Compliance with laws
Each Obligor shall (and shall ensure that its Subsidiaries will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.5	Insurance
Each Obligor shall (and shall ensure that each of its Subsidiaries will) maintain in full force and effect insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

21.6	Environmental undertakings
Each Obligor shall (and shall ensure that its Subsidiaries will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required or desirable in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,

except where failure to do so will not have or is not reasonably likely to subject the Guarantor or any of its Subsidiaries, individually or in aggregate (for all members of the Group), to liability in excess of US$30,000,000 (or the equivalent thereof in any other currency or currencies).

21.7	Payment of Taxes and claims; Tax consolidation
Each Obligor shall pay, and cause each of its Subsidiaries to pay:

(a)
all Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or assets before any penalty or interest accrues thereon; and

(b)
all claims (including, without limitation, claims for labour, services, materials and supplies) for sums which have become due and payable and which by law have or may become secured by a Security and/or Lien (other than a Security or Lien permitted by Clause 22.2 (Liens)) upon any of its or such Subsidiary's assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided however, that no such Taxes, assessments and governmental charges referred to in paragraph (a) above or claims referred to in paragraph (b) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

21.8	ERISA compliance
The Guarantor shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

21.9	Maintenance of assets
Each Obligor shall cause all assets necessary for the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and shall supply all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements to such assets or equipment, all as in its judgment may be necessary for the conduct of its or any of its Subsidiaries' business; provided, however, that nothing in this Clause 21.9 shall prevent any member of the Group from discontinuing the operation or maintenance of any such asset or equipment if such discontinuance is, in its judgment, desirable in the conduct of its business or the business of any of its Subsidiaries and not disadvantageous in the reasonable opinion of the Guarantor in any material respect to the Finance Parties.

21.10	Use of proceeds
Each of the Borrowers shall use the proceeds of the Loans in accordance with Clause 3.1 (Purpose) provided that it shall not lend or otherwise make available by financial accommodation or otherwise, directly or indirectly, to any Subsidiary of the Guarantor which is a guarantor of the Guarantor's obligations under the US Facility, any proceeds of any Loan in circumstances where the right to repayment of such amount would be subordinated (or otherwise subject to restrictions on repayment) to the rights of any person to whom the Guarantor's obligations under the US Facility are owed.

21.11	Subordination
The Guarantor shall procure that any loan or other financial accommodation made by it to another member of the Group, directly or indirectly, which is not a guarantor of the Guarantor's obligations under the US Facility is not subordinated (or otherwise subject to restrictions on repayment) to the rights of any person to whom the Guarantor's obligations under the US Facility are owed.

21.12	Pari passu
Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.	NEGATIVE UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Indebtedness
Each Borrower shall not, and the Guarantor shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)	Indebtedness of the Obligors under Clause 17 (Guarantee and indemnity);

(b)
Indebtedness in respect of guarantees executed by any member of the Group with respect to any Indebtedness of the Guarantor, provided such Indebtedness is not incurred by the Guarantor in violation of this Agreement;

(c)	Indebtedness secured by Customary Permitted Liens;

(d)	Indebtedness constituting Contingent Obligations permitted by Clause 22.5 (Contingent Obligations);

(e)
Indebtedness arising from loans (a) from any Subsidiary of the Guarantor to any wholly-owned Subsidiary of the Guarantor or (b) from the Guarantor to any wholly-owned Subsidiary; provided that if any Obligor is the obligor on such Indebtedness, such Indebtedness shall, in respect of such Obligor, be expressly subordinate to the payment in full in cash of amounts due from such Obligor under the Finance Documents on terms satisfactory to the Agent;

(f)	Indebtedness in respect of Permitted Hedging Arrangements;

(g)	Indebtedness with respect to surety, appeal and performance bonds obtained by any member of the Group (other than the Guarantor) in the ordinary course of business;

(h)
Indebtedness incurred in connection with the Receivables Purchase Documents, provided, that Receivables Facility Attributed Indebtedness in connection therewith does not exceed US$250,000,000 in the aggregate (for all members of the Group) at any time;

(i)
outstanding Indebtedness under the Existing Facility, provided that all of such outstanding Indebtedness shall be repaid and discharged in full on or before the date falling 2 Business Days after the first Utilisation Date; or

(j)
other Indebtedness in addition to that referred to elsewhere in this Clause 22.1 incurred by any Subsidiary of the Guarantor; provided that no Default shall have occurred and be continuing at the date of such incurrence or would result therefrom and provided further that the aggregate outstanding amount of all Indebtedness incurred by any and all such Subsidiaries (other than Indebtedness incurred pursuant to paragraphs (a), (b), (e), (f), (h) and (i)) of this Clause 22.1) shall not at any time exceed 20 per cent. of Consolidated Total Capitalisation.

22.2	Liens
(a)
No member of the Group shall (and each of the Borrowers and the Guarantor shall procure that none of its Subsidiaries will) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i)	Liens, if any, created by, or in connection with, the US Facility or otherwise securing the obligations under the US Facility;

(ii)	Customary Permitted Liens;

(iii)	Liens arising under the Receivables Purchase Documents over the Receivables the subject of such Receivables Purchase Documents; and

(iv)
other Liens, including any Liens listed in Part 1 of Schedule 6 (Existing Security, Contingent Obligations and Investments), (1) securing Indebtedness of the Guarantor and/or (2) securing Indebtedness of the Guarantor's Subsidiaries as permitted pursuant to Clause 22.1 (Indebtedness), all of which, when taken together, secure Indebtedness in an aggregate outstanding principal amount not exceeding five per cent. of Consolidated Assets at any time.

In addition, the Guarantor shall not (and shall ensure that none of its Subsidiaries shall) become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favour of the Agent for the benefit of itself and the Lenders, as collateral for the Loans; provided that any agreement, note, indenture or other instrument in connection with purchase money indebtedness (including Capitalised Leases) may prohibit the creation of a Lien in favour of the Agent for the benefit of itself and the Lenders on the items of property obtained with the proceeds of such purchase money indebtedness; provided further that (x) the Senior Note Purchase Agreements in connection with the Senior Notes may prohibit the creation of a Lien in favour of the Agent for the benefit of itself and the Lenders, as collateral for the Loans; and (y) the Receivables Purchase Documents may prohibit the creation of a Lien with respect to all of the assets of the SPV (party to such Receivables Purchase Documents) and with respect to the Receivables and Related Security (relevant to such Receivables Purchase Documents) of any of the Originators in favour of the Agent for the benefit of itself and the Lenders, as collateral for the Loans.

(b)
Each of the Borrowers and the Guarantor shall not (and shall procure that none of its Subsidiaries will) become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalised Lease, of any property (whether real or personal or mixed):

(i)	which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other person; or

(ii)
which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other person in connection with such lease, unless in either case the sale or transfer involved is not prohibited under Clause 22.3 (Disposals) (for this purpose assuming that paragraph (b)(iv) of Clause 22.3 (Disposals) does not apply) and the lease involved is not prohibited under Clause 22.1 (Indebtedness).

22.3	Disposals
(a)
Subject to paragraph (b) below, no member of the Group shall (and each of the Borrowers and the Guarantor shall ensure that none of its Subsidiaries will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of Inventory made in the ordinary course of trading of the disposing entity;

(ii)	of any equipment that is obsolete, excess or no longer used or useful in the ordinary course of trading;

(iii)	in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(iv)	permitted under paragraph (b) of Clause 22.2(Liens);

(v)
any transfer of an interest in Receivables, Receivables and Related Security, accounts or notes receivable on a limited recourse basis under the Receivables Purchase Documents, provided such transfer qualifies as a legal sale and as a sale under Agreement Accounting Principles and that the aggregate amount of Receivables Facility Attributable Indebtedness (in respect of any and all such transfers, Receivables, Receivables and Related Security and accounts or notes receivable for all members of the Group) does not exceed US$250,000,000 (or the equivalent thereof in any other currency or currencies) at any one time outstanding; or

(vi)
where the transaction is for not less than fair market value and, when aggregated with any and all other sales, leases, transfers and other disposals by any or all members of the Group (each such transaction being valued at book value), other than any permitted under paragraphs (b)(i) to (v) above, occurring during the financial year in which such first-mentioned transaction occurs, does not exceed 15 per cent. of the Consolidated Assets (such Consolidated Assets being as calculated as at the end of the financial year immediately preceding that in which such first-mentioned transaction is or is to be entered into).

22.4	Acquisitions and Investments
(a)
Except to the extent permitted pursuant to Clause 22.8(Arm's length dealings) below, no member of the Group shall (and each of the Borrowers and the Guarantor shall ensure that none of its Subsidiaries will) directly or indirectly make or own any Investment except:

(i)	Investments in cash and Cash Equivalents;

(ii)
any Investments listed in Part II of Schedule 6 (Existing Security, Contingent Obligations and Investments) except to the extent the amount of such Investment exceeds the amount stated in that Schedule

(iii)
Investments in trade receivables or received in connection with the bankruptcy or reorganisation of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)	Investments consisting of deposit accounts maintained by the Guarantor or its Subsidiaries;

(v)	Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Clause 22.3 (Disposals);

(vi)	Investments in any consolidated Subsidiaries (other than joint ventures);

(vii)
Investments in joint ventures and non-consolidated Subsidiaries in an aggregate amount not exceeding US$50,000,000 or the equivalent thereof in any other currency or currencies (such aggregate amount being the aggregate for all members of the Group for all times since the date of this Agreement);

(viii)	Investments constituting Permitted Acquisitions;

(ix)	Investments constituting Financial Indebtedness permitted by Clause 22.1(Indebtedness) or Contingent Obligations permitted by Clause 22.5 (Contingent Obligations);

(x)
Investments in the SPVs that (a) are required in connection with the Receivables Purchase Documents and (b) result from and are constituted by the transfers permitted by sub-paragraph (b)(v) of Clause 22.3 (Disposals);

(xi)	Investments permitted pursuant to Clause 22.6 (Loans and guarantees); and

(xii)
Investments in addition to those referred to elsewhere in this paragraph (a) in an aggregate amount not exceeding US$50,000,000 or the equivalent thereof in any other currency or currencies (such aggregate amount being the aggregate for all members of the Group for all times since the date of this Agreement).

(b)
Without in any way limiting Clause 21.3 (Corporate powers, conduct of business) and any other provisions of this Clause 22, each of the Borrowers and the Guarantor shall not (and shall procure that none of its Subsidiaries will) make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Majority Lenders (each such Acquisition constituting a "Permitted Acquisition"):

(i)
no Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith, and all of the representations and warranties contained herein shall be true and correct on and as of the date of such Acquisition with the same effect as though made on and as of such date;

(ii)
the Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the seller prior to the commencement thereof;

(iii)
the businesses or entities being acquired shall be consumer product companies or other businesses that are in substantially the same fields of enterprise or related or incidental to the businesses or activities engaged in by the Guarantor and its Subsidiaries as of the date of this Agreement (or which each member of the Group may engage in accordance with the terms of this Agreement), as well as suppliers to or distributors of products similar to those of the Guarantor and its Subsidiaries; provided, however, that the Guarantor and its Subsidiaries shall be permitted to acquire businesses that do not satisfy the foregoing criteria in this paragraph (iii) so long as the aggregate purchase consideration for all such Acquisitions (by any or all members of the Group that do not so satisfy the foregoing criteria since the date of this Agreement) does not exceed 5 per cent. of the Guarantor's consolidated tangible net assets (on a pro forma basis in accordance with the Agreement Accounting Principles) as of the date of the consummation of each such Acquisition; and

(iv)
prior to each such Acquisition, the Guarantor shall determine that after giving effect to such Acquisition and the incurrence of any Indebtedness by the Guarantor or any of its Subsidiaries, to the extent permitted by Clause 22.1(Indebtedness), in connection therewith, on a pro forma basis in accordance with the Agreement Accounting Principles using historical audited and reviewed unaudited financial statements obtained from the seller in respect of such Acquisition, broken down by financial quarters in the Guarantor's reasonable judgment, as if such Acquisition and such incurrence of Financial Indebtedness relating thereto had occurred on the first day of the twelve Month period ending on the last day of the Guarantor's most recently completed financial quarter, the Guarantor would have been in compliance with the financial covenants in Clause 20 (Financial covenants) and not otherwise in Default.

22.5	Contingent Obligations
Each of the Borrowers and the Guarantor shall ensure that none of its Subsidiaries will directly or indirectly create or become or be liable with respect to any Contingent Obligation, except:

(a)	recourse obligations resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(b)
any Contingent Obligations listed in Part III of Schedule 6 (Existing Security, Contingent Obligations and Investments) except to the extent the amount of such Contingent Obligations exceeds the amount stated in that Schedule;

(c)
obligations, warranties, and indemnities, not relating to Indebtedness of any person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favour of an Affiliate of the Guarantor or such Subsidiary;

(d)	Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Guarantor or any Subsidiary in the ordinary course of business;

(e)	Contingent Obligations of the Obligors under the Finance Documents;

(f)	Contingent Obligations of Subsidiaries which are guarantors under a guarantee of the Indebtedness evidenced by the Senior Notes, the Senior Note Purchase Agreements or the US Facility;

(g)	Contingent Obligations of the Guarantor or any of its Subsidiaries arising under the Receivables Purchase Documents;

(h)	Contingent Obligations of non-US Subsidiaries of the Guarantor represented by guarantees of obligations of non-US Subsidiaries;

(i)	Contingent Obligations incurred in the ordinary course of business by any of the Guarantor's Subsidiaries in respect of obligations of any Subsidiary of the Guarantor; and

(j)
outstanding Indebtedness under the Existing Facility, provided that all of such outstanding Indebtedness shall be repaid and discharged in full on or before the date falling 2 Business Days after the first Utilisation Date.

22.6	Loans and guarantees
(a)	None of the Borrowers shall:

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of any person; or

(iii)	permit to subsist any guarantee of any Financial Indebtedness of any of its Subsidiaries.

(b)	Paragraph (a) above does not apply to:

(i)	any guarantee or indemnity given pursuant to the Finance Documents;

(ii)	trade credit given in the ordinary course of trading on normal commercial terms;

(iii)	loans made to employees as part of their terms of employment; or

(iv)
any loan, credit or financial accommodation made or provided to, or any guarantee, indemnity, bond or letter of credit given or issued to, or for the benefit of, any wholly-owned, direct or indirect, Subsidiary of the Guarantor, provided that each Borrower shall, at the time such loan, credit or financial accommodation is made or provided or such guarantee, indemnity, bond or letter of credit is given or issued, be deemed to represent and warrant to the Finance Parties that, taking into account its future liabilities and revenues, it is able to, and will remain able to, pay all amounts owed by it under the Finance Documents as such amounts fall due, notwithstanding the making or provision of such loan, credit or financial accommodation or the giving or issue of such guarantee, bond, indemnity or letter of credit, as the case may be.

22.7	Change of business
(a)
Each Borrower shall procure that no material change is made to the general nature of the business of any of the Borrowers or all the Borrowers taken as a whole from that carried on at the date of this Agreement.

(b)	Each Borrower shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted at the date of this Agreement.

22.8	Arm's length dealings
Except for:

(a)	the transactions set forth in Part IV of Schedule 6 (Existing Security, Contingent Obligations and Investments),

(b)	Permitted Receivables Transfers; and

(c)	Investments permitted by Clause 22.4(a),

each of the Borrowers and the Guarantor shall not (and shall procure that none of its Subsidiaries will) directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any asset or the rendering of any service) with any holder or holders of any of the Equity Interests of any of the Borrowers or the Guarantor, or with any Affiliate of any of the Borrowers or the Guarantor which is not its Subsidiary, on terms that are less favourable to such Borrower or the Guarantor or any of their Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from persons who are not such a holder or Affiliate.

22.9	Restriction on fundamental changes
(a)
The Guarantor shall not (and shall procure that its Subsidiaries do not) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Guarantor's or any such Subsidiary's business or property, whether now or hereafter acquired, except:

(i)	transactions permitted under Clauses 22.3 (Disposals) or paragraph (b) of Clause 22.4(Acquisitions and Investments); and

(ii)
a Subsidiary of the Guarantor (other than any Borrower) may be merged into or consolidated with the Guarantor (in which case the Guarantor shall be the surviving corporation) or any wholly-owned Subsidiary of the Guarantor.

(b)
The application of any exception under paragraph (a) above to a Borrower shall be subject to the further requirement that each Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, except that a Borrower may be merged into or consolidated with another Borrower or any wholly-owned Subsidiary of the Guarantor.

22.10	Margin Regulations
None of the Obligors shall, and each Obligor shall ensure that none of its Subsidiaries shall, use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

22.11	ERISA
None of the Obligors shall:

(a)	permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(b)	terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in liability of Energizer or any Group member under Title IV of ERISA;

(c)
fail, or permit any ERISA Affiliate to fail, to pay any required instalment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such instalment or other payment; or

(d)	permit any unfunded liabilities with respect to any Foreign Pension Plan, except as disclosed in the Original Financial Statements,

except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate (for all members of the Group) in excess of US$25,000,000 (or the equivalent thereof in any other currency or currencies) or have a Material Adverse Effect.

22.12	Corporate Documents
The Guarantor shall not (and shall procure that each of its Subsidiaries will not) amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date of this Agreement in any manner adverse to the interests of the Lenders, without the prior written consent of the Majority Lenders.

22.13	Financial Year
The Guarantor shall not, and shall procure that none of its consolidated Subsidiaries shall, change its fiscal year for accounting or tax purposes from that used at the date of this Agreement.

22.14	Hedging Obligations
The Guarantor shall not, and shall ensure that none of its Subsidiaries will, enter into any Hedging Arrangements other than Permitted Hedging Arrangements.

22.15	Issuance of Disqualified Stock
The Guarantor shall not, and shall ensure that none any of its Subsidiaries shall, issue any Disqualified Stock.

22.16	Subsidiary Covenants
The Guarantor will not, and will not permit any of its Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Guarantor to pay dividends or make any other distribution on its stock, redeem or repurchase its stock, make any other similar payment or distribution, pay any Indebtedness or other Loans owed to the Guarantor or any other Subsidiary of the Guarantor, make loans or advances to or other Investments in the Guarantor or any other Subsidiary of the Guarantor, sell, transfer or otherwise convey any of its property to the Guarantor or any other Subsidiary of the Guarantor or merge, consolidate with or liquidate into the Guarantor or any other Subsidiary of the Guarantor other than pursuant to (i) this Agreement, and (ii) the Receivables Purchase Documents.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 23.1 (Non-payment) to 23.17 (Receivables Purchase Document Events) is an Event of Default.

23.1	Non-payment
(a)	An Obligor does not pay on the due date any amount of principal of a Loan at the place at and in the currency in which it is expressed to be payable.

(b)	An Obligor does not pay within 5 Business Days of the due date any other amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

23.2	Financial and negative covenants
Any requirement of Clause 20 (Financial covenants) and Clause 22 (Negative Undertakings) is not satisfied.

23.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial and negative covenants)).

(b)
No Event of Default will occur under paragraph (a) above with respect to a failure to comply with any provision of the Finance Documents if such failure to comply is capable of remedy and is remedied within 30 days of the earlier to occur of the Agent or any Lender giving notice thereof to the Relevant Borrower or the date on which a member of the Senior Management Team of an Obligor becomes aware of such failure to comply or should have known of such failure to comply.

23.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default
Any:

(i)	Indebtedness of any member of the Group or Financial Indebtedness of any of the Borrowers is not paid when due nor within any originally applicable grace period;

(ii)
Indebtedness of any member of the Group or Financial Indebtedness of any of the Borrowers is declared to be or otherwise becomes due and payable (or otherwise redeemable or repurchaseable) prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar event (however described); or

(iii)
creditor of any member of the Group or any of the Borrowers becomes entitled to declare any Indebtedness of any member of the Group or any Financial Indebtedness of any of the Borrowers due and payable (or otherwise redeemable or repurchaseable) prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar event (however described), provided that no Event of Default will occur under this Clause 23.5 if the aggregate amount, without double counting, of all Indebtedness (in the case of members of the Group) and all Financial Indebtedness (in the case of the Borrowers) falling within paragraphs (i) to (iii) above is less than (or the equivalent thereof in US$ is less than) US$30,000,000.

23.6	Insolvency
(a)
Any of the Borrowers is unable to, or is presumed or deemed to be unable to or admits its inability to pay its debts, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(b)	the value of the assets of any of the Borrowers is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)	a moratorium is declared in respect of any indebtedness of any of the Borrowers.

23.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Borrowers;

(b)	a composition, assignment or arrangement with any creditor of any of the Borrowers;

(c)
the appointment of a liquidator, Judicial Manager, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Borrowers or any of its assets; or

(d)	enforcement of any Security over any assets of any of the Borrowers,

or any analogous procedure or step is taken in any jurisdiction unless, in each case, such procedure or step is frivolous or vexatious and is discharged within 10 days of being taken.

23.8	US Involuntary Bankruptcy; Appointment of Receiver, Etc.
(a)
An involuntary case shall be commenced against the Guarantor or any of its Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Guarantor or any of its Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(b)
A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Guarantor or any of its Material Subsidiaries or over all or a substantial part of the assets of the Guarantor or any of its Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Guarantor or any of its Material Subsidiaries or of all or a substantial part of the assets of the Guarantor or any of its Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of the Guarantor of its or any of its Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance or any order, judgment or decree shall be entered against the Guarantor decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or the Guarantor shall otherwise dissolve or cease to exist.

23.9	US Voluntary Bankruptcy; Appointment of Receiver, Etc.
The Guarantor or any of its Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, (v) take any corporate action to authorise any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

23.10	Judgments, creditors' process
(a)
Any money judgment (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage) made or given by any court of competent jurisdiction against a member of the Group or its assets involving in any single case or in the aggregate an amount in excess of US$30,000,000 or its equivalent (such aggregate being the aggregate for all such judgments for all members of the Group) shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or, if earlier, by the date 15 days prior to the date of any proposed sale or disposition thereunder.

(b)
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having in any single case or in the aggregate a value of US$30,000,000 or its equivalent (such aggregate being the aggregate for all such events or circumstances for all members of the Group) and is not discharged within 60 days or, if earlier, by the date 15 days prior to the date of any proposed sale or disposition thereunder.

23.11	Declared company
An Obligor is declared by the Minister of Finance of Singapore to be a company to which Part IX of the Companies Act applies.

23.12	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.13	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or any Finance Document ceases to be in full force and effect.

23.14	ERISA Event
Any ERISA Event occurs which the Majority Lenders believe is reasonably likely to subject any member of the Group to liability individually or in the aggregate in excess of US$30,000,000 or the equivalent thereof (such aggregate being the aggregate for all members of the Group).

23.15	Waiver of Minimum Funding Standard
If the plan administrator of any Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Majority Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject any member of the Group to liability individually or in the aggregate in excess of US$30,000,000 or the equivalent thereof (such aggregate being the aggregate for all members of the Group).

23.16	Environmental Matters
Any member of the Group shall be the subject of any proceeding or investigation pertaining to:

(a)	the release by any Borrower or any of its Subsidiaries of any Hazardous Substance into the Environment;

(b)	the liability of any Borrower or any of its Subsidiaries arising from the release by any other person of any Hazardous Substance into the Environment; or

(c)	any violation of any Environmental Law or Environmental Licence by any member of the Group,

which has or is reasonably likely to subject any member of the Group to liability individually or in the aggregate in excess of US$30,000,000 or the equivalent thereof (such aggregate being the aggregate for all members of the Group).

23.17	Receivables Purchase Document Events
A "Termination Event" (as defined in the 2000 Receivables Sale Agreement), an "Amortization Event" (as defined in the 2000 Receivables Purchase Agreement) or any other breach or event of like import under any Receivables Purchase Document permitted hereby (any such event, a "Receivables Facility Trigger Event") shall:

(a)
occur with respect to the conduct or performance of (i) any member of the Group party to such Receivables Purchase Document, (ii) any servicer of any Receivables (so long as such servicer is the Guarantor or a Subsidiary thereof) under any Receivables Purchase Document, (iii) any guarantor of the obligations of any member of the Group party to such Receivables Purchase Document or servicer under any Receivables Purchase Document or (iv) any of their respective Subsidiaries other than an SPV; and

(b)
result in the termination of reinvestments of collections or proceeds of Receivables and Related Security under any Receivables Purchase Document or any agreement evidencing Receivables Facility Attributed Indebtedness, it being understood and agreed that the occurrence of a Receivables Facility Trigger Event resulting solely from (i) the conduct or performance of an SPV and/or (ii) the performance or quality of the Receivables securing the obligations under the Receivables Purchase Documents, taken together with the circumstances described in paragraph (b) above shall not give rise to an Event of Default under this Clause 23.17.

23.18	Acceleration
On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Relevant Borrower:

(a)	cancel the Total Commitments whereupon they (and the Commitment of each Lender) shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.19	Automatic Acceleration
If an Event of Default occurs under Clause 23.8 (US Involuntary Bankruptcy; Appointment of Receiver, Etc.) or Clause 23.9 (US Voluntary Bankruptcy; Appointment of Receiver, Etc.) in relation to the Guarantor, each amount expressed by Clause 17 (Guarantee and indemnity) to be payable by the Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by the Guarantor without the need for any demand or other claim on the Guarantor.

SECTION 9
CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a)	assign any of its rights under this Agreement; or

(b)	transfer by novation any of its rights and obligations under this Agreement,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

24.2	Conditions of assignment or transfer
(a)
The consent of the Relevant Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender or a Default is continuing.

(b)
The consent of the Relevant Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Relevant Borrower will be deemed to have given its consent five Business Days after any Lender has requested it unless such consent is expressly refused by the Relevant Borrower within that time.

(c)
Unless the Agent and, if the consent of the Relevant Borrower is required pursuant to paragraph (a) above, the Relevant Borrower otherwise agrees, any assignment or transfer by a Lender must be in an amount (such amount being the sum of the Existing Lender’s participation in the Loans being so assigned or transferred and the Existing Lender's Available Commitment being so transferred) that is (i) not less than US$5,000,000 (and for the purpose of such calculations any participation in any S$ Loan shall be converted into US$ at the Agent's Spot Rate of Exchange at the time of such assignment or transfer) or (ii) equal to the Existing Lender's participation in the Loans and the Existing Lender's Available Commitment.

(d)
An assignment by the Existing Lender to the New Lender will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was originally party hereto as a Lender.

(e)	A transfer by the Existing Lender to the New Lender will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)
as a result of circumstances existing at the date such assignment, transfer or change occurs, an Obligor would be obliged to make a payment to such New Lender or (as the case may be) such Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the entitlement of such New Lender or (as the case may be) such Lender acting through its new Facility Office to receive payment under those Clauses by reference to such circumstances (or a continuation of such circumstances) shall be limited to the extent as the entitlement of such Existing Lender or (as the case may be) such Lender acting through its previous Facility Office had such assignment, transfer or change not occurred.

(g)	The Existing Lender assigning or transferring all or part of its rights and obligations under this Agreement to the New Lender must simultaneously:

(i)
assign or transfer the same proportionate share of its participation in each of the Loans and (in the case of a transfer) the same proportionate share of its Available Commitment to the New Lender; and

(ii)
assign to the New Lender a portion of its rights under the other Finance Documents as shall correspond to the rights and/or obligations under this Agreement so assigned or transferred by it to the New Lender.

24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer by the Existing Lender to it takes effect or the Transfer Certificate is delivered to the Agent in accordance with Clause 24.5 (Procedure for transfer), pay to the Agent (for its own account) a fee of US$1,000.

24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and/or the other Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or re-transfer from the New Lender of any of the rights and/or obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer
(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer by a Lender of any or all of its rights and obligations under this Agreement is effected on the Transfer Date (relating to such transfer) in accordance with paragraph (b) below. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another under this Agreement which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been originally party as a Lender with the rights and/or obligations acquired or assumed (or expressed to be acquired or assumed) by it as a result of the transfer (the subject of such Transfer Certificate) and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a "Lender".

24.6	Participations
For the avoidance of doubt, nothing in this Agreement shall prevent any Lender from entering into any sub-participation, risk participation, credit default swap or other similar transaction with any other person.

24.7	Replacement of Certain Lenders
(a)
Without in any way limiting the obligations of the Obligors under the Finance Documents (including, without limitation, pursuant to Clauses 7.1 (Illegality) or 13.1 (Increased Costs)), in the event that a Lender (an "Affected Lender") is entitled to repayment or prepayment pursuant to Clause 7.1 (Illegality) or to payment of its Increased Costs pursuant to Clause 13.1 (Increased Costs) and such payments are not payable to any other Lender pursuant to Clauses 7.1 (Illegality) or 13.1 (Increased Costs), the Relevant Borrower may deliver a notice to such Affected Lender (with a copy to the Agent) requesting the Affected Lender to transfer all of such Affected Lender's rights and obligations under this Agreement (including, without limitation, its Commitment) to one or more financial institutions or other persons that comply with the provisions of this Clause 24 (Changes to Lenders), which the Relevant Borrower shall have engaged for such purposes (a "Replacement Lender") and notified to the Affected Lender in such notice from the Relevant Borrower and, on receipt of such notice, such Affected Lender shall use its reasonable efforts to make such transfer in accordance with the foregoing provisions of this Clause 24 (Changes to the Lenders) within five (5) Business Days from the date of such notice (or in the case of Clause 7.1 (Illegality), if earlier, the date specified by the Affected Lender in the notice delivered to the Agent pursuant to sub-paragraph (a)(i) of that Clause 7.1(Illegality) or, if earlier, the last day of the Interest Period for any Loan outstanding on the notification date (as defined in Clause 7.1 (Illegality) in relation to such Affected Lender) that is the soonest to expire). Such transfer shall not in any way prejudice any of the accrued rights of such Affected Lender under the Finance Documents.

(b)
The Agent agrees, upon the written request of the Relevant Borrower following the occurrence of an event entitling the Relevant Borrower to deliver a notice under this Clause 24.7, to use its reasonable efforts to help the Relevant Borrower engage one or more financial institutions to act as a Replacement Lender.

(c)
For the avoidance of doubt, an Affected Lender need not effect any transfer pursuant to this Clause 24.7, unless prior to (or on) such transfer it receives in cash, (i) all amounts due and owing to the Affected Lender under each Finance Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Affected Lender (whether or not then due and payable), together with accrued interest thereon until the date of such transfer and (ii) Break Costs in connection with such transfer (calculated as if all of the amounts referred to in (i) were paid by the Obligors to such Affected Lender on the date of such transfer).

25.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under any or all of the Finance Documents.

SECTION 10
THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent
(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under any Finance Document it shall promptly notify the other Finance Parties.

(e)
The Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided in the Finance Documents to which it is party.

26.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group
Each of the Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under any Finance Document.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation
Neither the Agent nor the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Subject to paragraph (b) of Clause 1.3 (Third Party Rights), any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.10	Lenders' indemnity to the Agent
Each Lender shall (in the proportion borne by (a) (if no Loan is outstanding and the Available Facility is zero) its Commitment to the Total Commitments or, if the Total Commitments are then zero, such proportion immediately prior to the reduction of the Total Commitments to zero or (b) (if any Loan or any part thereof is outstanding or the Available Facility is greater than zero) the sum of (i) its share of the aggregate principal amount of the Loans and (ii) its Available Commitment to the sum of (i) the aggregate principal amount of the Loans and (ii) the Available Facility) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document) in respect of the same cost, loss or liability).

26.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Relevant Borrower.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Relevant Borrower, in which case the Majority Lenders (after consultation with the Relevant Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given by the Agent, the Agent (after consultation with the Relevant Borrower) may appoint a successor Agent (acting through an office in Singapore).

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been originally party hereto as Agent.

(g)
After consultation with the Relevant Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality
(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

26.13	Relationship with the Lenders
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and/or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any party to any Finance Document or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Relevant Borrower) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank. If a Reference Bank ceases generally to offer quotations for SIBOR or SOR, the Agent shall (in consultation with the Relevant Borrower) appoint another bank or financial institution approved by the Majority Lenders to replace that Reference Bank.

26.16	Agent's management time
Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 26.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Relevant Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

26.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of such amount owed by such Party to the Agent. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	Money Laundering
Unless mandatorily required by applicable law or regulation to which the Agent is subject, the Agent shall not be responsible to any other Party for providing any certification or documents with respect to information (except in respect of itself) required for any anti-money laundering due diligence purpose. Such certificates and related documents shall be provided directly by the Obligors provided that the request for such information may be made through the Agent.

26.19	Hedging Banks
Except as otherwise expressly stated in this Agreement, the Agent shall have no liability under the Finance Documents whatsoever to any Hedging Bank.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from or in respect of an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount that the Recovering Finance Party would have been paid had such receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to such receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made (by reference to such receipt or recovery), in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.6 (Partial payments).

28.3	Recovering Finance Party's rights
(a)
On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in such distribution under Clause 28.2 (Redistribution of payments).

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution
If any part of the amount received or recovered by the Recovering Finance Party from or in respect of any Obligor (which amount has given rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of that Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of such Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on such repayable amount which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions
(a)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of those legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to the following accounts of the Agent:

For payment in US$:

Bank   : Citibank N.A., New York

Swift   : CITIUS33

For Account of : Citicorp Investment Bank (Singapore) Limited

Account No. : 10999866

For payment in S$:

Citibank NA Singapore for the account of Citicorp Investment Bank (S) Limited account No. 0-010698-014,

or to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies to the Parties after the date of this Agreement.

29.2	Distributions by the Agent
(a)
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 26.17 (Deduction from amounts payable by the Agent), Clause 29.3 (Distributions to an Obligor) and Clause 29.5 (Clawback) and to paragraph (b) below, be made available by the Agent by payment as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' prior notice, with a bank in the principal financial centre of the country of that currency. Any notice given to the Agent by a Party under this paragraph (a) is only effective when the original notice is received by the Agent signed by an authorised officer of that Party.

(b)
Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Agent to a Lender in US Dollars or Singapore Dollars shall be made in accordance with that Lender's Standing Payment Instruction for that currency.

29.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor referred to below or in accordance with Clause 30 (Set-off)) apply any amount received by it for any Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under any or all of the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Netting of Payments
Notwithstanding Clause 6.1 (Repayment of Loans) or Clauses 29.1 (Payments to the Agent) to 29.3 (Distributions to an Obligor) or any other provision of the Finance Documents, if on any date an amount (the "first amount") is to be advanced by a Lender under this Agreement and an amount (the "second amount") is due from an Obligor to that Lender under the Finance Documents in the same currency, that Lender shall apply the first amount in or towards payment of the second amount (and to the extent of such application the first amount shall be considered to have been made available by such Lender to such Obligor). Such Lender shall remain obliged to advance any excess in the first amount over and above the second amount (or, as the case may be, such Obligor shall remain liable in respect of any shortfall in the second amount below the first amount) in accordance with this Clause 29. Nothing in this Clause 29.4 shall be effective to create a charge.

29.5	Clawback
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.6	Partial payments
(a)
If the Agent receives or recovers any amount in respect of any Obligor under any Finance Document that is insufficient to discharge all the amounts then due and payable by that Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

provided that, for the avoidance of doubt, the Agent shall be entitled to assume that no amount is due but unpaid to any Hedging Bank under any Hedging Document unless it has been expressly notified to the contrary by such Hedging Bank with no less than three Business Days’ prior written notice. The Agent shall promptly notify the Lenders if it receives any such notification from any Hedging Bank (or any person purporting to be a Hedging Bank).

The Agent may rely on any certification by any Hedging Bank (or person purporting to be a Hedging Bank) as to any amount due but unpaid to such Hedging Bank (or such person) under any Hedging Document provided that if the Majority Lenders shall have notified the Agent (prior to such reliance by the Agent) that they do not agree with such certification by such Hedging Bank (or such person) and that they do not agree that such person is a Hedging Bank, the Agent shall be protected in all respects if it acts in accordance with the instructions of the Majority Lenders.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

30.	SET-OFF

Without prior notice to any Obligor, a Finance Party may, but is not obliged to, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	DISCLOSURE OF INFORMATION

31.1	General
Without prejudice to Clause 31.2 (Tax) or to the rights of the Finance Parties to disclose information relating to any Obligor, any of the Borrowers or the Group whether under the common law or the Banking Act, Chapter 19 of Singapore (as amended or re-enacted from time to time, the "Banking Act") or otherwise, each Obligor consents to each Finance Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies disclosing any customer information (as defined in the Banking Act) and any other information relating to any Obligor, the Group, any of the Borrowers and the Finance Documents as that Finance Party shall consider necessary for any such purposes as it thinks fit, and any other information (including personal data) relating to the Obligors and the Obligors' account relationship (including deposit accounts) and/or dealing relationship with that Finance Party, including but not limited to details of the Facility, any Finance Document, any security taken, transactions undertaken and balances and positions with each Lender and any information which is in the public domain to:

(a)
any of that Finance Party's agents, contractors or third party service providers or professional advisers who are under a duty of confidentiality to that Finance Party and who provide administrative, telecommunications, computer, payment, collections, security, clearing, credit reference or checking, or other services or facilities to that Finance Party under or in connection with the Facility, this Agreement or any other Finance Document and/or the operation of that Finance Party's business, whether in Singapore or outside Singapore;

(b)
that Finance Party's head office, branches, representative offices, Subsidiaries, related corporations or Affiliates, in Singapore or overseas (collectively the "Related Parties" and each a "Related Party") for any database or data processing purposes or any other purposes whatsoever, notwithstanding that a Related Party's principal place of business may be outside of Singapore or that such information following disclosure may be collected, held, processed or used by any Related Party in whole or in part outside of Singapore;

(c)
any regulatory, supervisory or other authority, court of law, tribunal or person, in Singapore or any other jurisdiction, where such disclosure is required by law, regulation, judgment or order of court, order of any tribunal, or the rules or requirements of any regulatory, supervisory or other authority, or otherwise in connection with any legal proceedings taken in connection with any of the Finance Documents;

(d)
any actual or potential New Lender or other assignee or transferee of any rights and obligations of that Finance Party or other actual or potential participants or sub-participants in any of its rights and/or obligations under or relating to the Facility, this Agreement or any other Finance Document and any security therefor for any purposes connected with the actual or proposed assignment, transfer, participation or sub-participation;

(e)	any insurer (whether of that Finance Party or an Obligor or otherwise), guarantor or provider of security;

(f)	any of that Finance Party's Affiliates or any other person:

(i)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(ii)
who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act (the "Third Schedule") but only for the purposes specified in the first column of the Third Schedule and subject always to the conditions (if any) set out in the third column of the Third Schedule; and

(iii)	to whom that Finance Party is under a duty to disclose subject, however, to the restrictions on any such disclosure set out in Section 47 of the Banking Act or in the Third Schedule;

(g)	any person who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with that Finance Party; and/or

(h)	any other Finance Party.

This Clause 31.1 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

31.2	Tax
Notwithstanding any other term of this Agreement, confidential information shall not include, and each Finance Party (and each employee, representative or other agent of any Finance Party) may disclose to any and all persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of US Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Finance Party relating to such tax treatment or tax structure; provided that (unless otherwise permitted pursuant to the terms of this Agreement) (a) this Clause is not intended to permit disclosure of any other information to the extent not related to such tax treatment or tax structure and (b) with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated by this Agreement as well as other information, this Clause shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure. Employees, representatives and agents of Finance Parties may, subject to paragraph (b) of Clause 1.3 (Third Party Rights), rely on this Clause 31.2 pursuant to the Third Parties Act.

32.	NOTICES

32.1	Communications in writing
Any communication to be made by a Party to another Party under or in connection with any Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or under Clause 32.5 (Electronic communication) by email.

32.2	Addresses
The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Borrower, that identified with its name below;

(b)	in the case of each Original Lender or any other Obligor, that identified with its name below;

(c)	in the case of each Lender that becomes a Party after the date of this Agreement, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery
(a)	Any communication or document made or delivered by one Party to another Party under or in connection with any Finance Documents will only be effective:

(i)
if sent by fax before 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt; or

(ii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if it complies with the rules under Clause 32.5 (Electronic communication)

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

(b)
Any communication or document to be made or delivered to the Agent under or in connection with any Finance Document will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Relevant Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number
Promptly upon receipt of notification of an address, fax number and email address or change of address, fax number or email address pursuant to Clause 32.2 (Addresses) or changing its own address, fax number or email address the Agent shall notify the other Parties.

32.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and that Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them.

Any Lender which sets out an email address as part of its "administration details" provided by it to the Agent from time to time in connection with the Finance Documents is deemed to agree to receiving communications from the Agent by electronic mail to that email address.

(b)	Any electronic communication made:

(i)	by the Agent to a Lender will be effective when it is sent by the Agent unless the Agent receives a message indicating failed delivery; and

(ii)	by a Lender to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that Lender for this purpose.

(c)
The Agent or a Lender shall notify any affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 2 Business Days). Until the Agent or that Lender has notified the other affected Parties that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 32 (Notices).

(d)
Each Party acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any information relating to the Finance Documents is transmitted electronically, each Obligor agrees to release each Finance Party, and each Lender agrees to release each other Finance Party from any loss or liability incurred in connection with the electronic transmission of such information, including the unauthorised interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties provided that the transmitting Party has taken all reasonable prudent precautions to protect the integrity of its electronic communication system.

32.6	Reliance
(a)
Any notice sent under this Clause 32 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender or, as applicable, if it is sent from an email address notified for this purpose pursuant to Clause 32.5 (Electronic communication) (in each case without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.

32.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and on the basis of (in the case of any interest, commission or fee that is denominated in US Dollars) a year of 360 days or (in the case of interest, commission or fee that is denominated in Singapore Dollars) a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents
(a)
Subject to Clause 36.2 (Exceptions) any term of a Finance Document may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount, or change in the currency, of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension, or change in the currency, of any Commitment;

(v)	a change to any of the Borrowers or the Guarantor;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), or this Clause 36,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or (as the case may be) the Arranger.

37.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)
irrevocably appoints the offices of Bryan Cave LLP at 33 Cannon Street, London, EC4M 5TE, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of any process will not invalidate the proceedings concerned.

39.3	Waiver of consequential damages etc.
(a)
Each Obligor irrevocably agrees that, in connection with the Finance Documents and the transactions contemplated thereby, no Finance Party nor any of their respective Affiliates, officers, employees or agents shall be liable to any Obligor or any Subsidiary of any Obligor (except to the extent of its own gross negligence or wilful misconduct) nor liable, on any theory of liability, for any special, indirect, consequential or punitive damages and each Obligor agrees that it will not (and agrees to ensure that none of its Subsidiaries will) sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

(b)
Subject to paragraph (b) of Clause 1.3 (Third Party Rights), any third party referred to in paragraph (a) above may enjoy the benefit of or enforce the terms of that paragraph in accordance with the provisions of the Third Parties Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.